As filed with the Securities and Exchange Commission on February 26, 2007
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Conexant Systems, Inc.*
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3674	25-1799439
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4000 MacArthur Boulevard, West Tower
Newport Beach, California 92660-3095
(949) 483-4600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Dennis E. O’Reilly, Esq.
Senior Vice President, Chief Legal Officer and Secretary
Conexant Systems, Inc.
4000 MacArthur Boulevard, West Tower
Newport Beach, California 92660-3095
(949) 483-4600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copy to:
Peter R. Kolyer, Esq.
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
(212) 408-5100

*The corporations listed hereunder in the Table of Additional Registrants are also included in this Registration Statement on Form S-4 as Additional Registrants. The Additional Registrants are direct subsidiaries of the Registrant and are guarantors of the notes to be registered hereby.

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement. If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Proposed Maximum	Aggregate Offering	Registration
Securities to be Registered	Registered	Offering Price per Note	Price(1)	Fee
Floating Rate Senior Secured Notes due 2010	$275,000,000	100%	$275,000,000	$8,443
Guarantees(2)	—	—	—	—

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act.

(2)	The Floating Rate Senior Secured Notes due 2010 are guaranteed by the subsidiaries of the Registrant identified on the following page. Pursuant to Rule 457(n) under the Securities Act, no separate fee for the guarantees is payable because the guarantees relate to other securities that are being registered concurrently.

The Registrant and the Additional Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and the Additional Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

The following subsidiaries of Conexant Systems, Inc. are co-registrants and are guarantors of the notes to be registered hereby:

	State of
	Incorporation or	I.R.S. Employer	Primary Standard Industrial
Name of Additional Registrant	Organization	Identification Number	Classification Code Number

Conexant, Inc.	Delaware	75-2658218	3674
Brooktree Broadband Holding, Inc.	Delaware	51-0525436	3674
Ficon Technology, Inc.	New Jersey	22-3468135	3674

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 26, 2007

PROSPECTUS
CONEXANT SYSTEMS, INC.

OFFER TO EXCHANGE

$275,000,000

FLOATING RATE SENIOR SECURED NOTES DUE 2010
WHICH HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933

FOR

ALL OUTSTANDING UNREGISTERED
FLOATING RATE SENIOR SECURED NOTES DUE 2010

We are offering to exchange $275,000,000 aggregate principal amount of the outstanding, unregistered Conexant Systems, Inc. Floating Rate Senior Secured Notes due 2010 that you now hold for new, substantially identical Floating Rate Senior Secured Notes due 2010 that will be free of the transfer restrictions of the old notes. This offer will expire at 5:00 p.m., New York City time, on          , 2007, unless we extend the exchange offer in our sole discretion. You must tender your old, unregistered notes by the deadline to obtain new, registered notes and the liquidity benefits the new notes offer.

We agreed with the initial purchasers of the old notes to make this exchange offer and to register the issuance of the new notes after the initial sale of the old notes. This exchange offer applies to any and all old notes tendered by the deadline.

We will not list the new notes on any established exchange. The new notes will have the same financial terms and covenants as the old notes, and are subject to the same business and financial risks.

See “Risk Factors”, beginning on page 8 for a discussion of the factors that you should consider in connection with the exchange offer and an exchange of old notes for new notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007

Page

Prospectus Summary	1
Risk Factors	8
Use of Proceeds	22
Our Company	23
Ratio of Earnings to Fixed Charges	23
Description of Other Indebtedness	24
The Exchange Offer	25
How to Tender Your Old Notes	29
Description of the New Notes	35
Material U.S. Federal Income Tax Considerations	88
Plan of Distribution	92
Legal Matters	93
Experts	93
Where You Can Find More Information	93
Incorporation of Certain Documents by Reference	94
EX-3.3: CERTIFICATE OF INCORPORATION OF CONEXANT, INC.
EX-3.4: AMENDED BY-LAWS OF CONEXANT, INC.
EX-3.5: CERTIFICATE OF INCORPORATION OF BROOKTREE BROADBAND HOLDING, INC.
EX-3.6: BY-LAWS OF BROOKTREE BROADBAND HOLDING, INC.
EX-3.7: RESTATED CERTIFICATE OF INCORPORATION OF FICON TECHNOLOGY, INC.
EX-3.8: BY-LAWS OF FICON TECHNOLOGY, INC.
EX-5.1: OPINION OF CHADBOURNE & PARKE LLP
EX-5.2: OPINION OF HARSHAD R. VAIDYA, ESQ.
EX-8: OPINION OF CHADBOURNE & PARKE LLP
EX-12: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
EX-23.1: CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EX-24.1: POWERS OF ATTORNEY
EX-24.2: POWERS OF ATTORNEY
EX-24.3: POWERS OF ATTORNEY
EX-24.4: POWERS OF ATTORNEY
EX-25: STATEMENT OF ELIGIBILITY ON FORM T-1
EX-99.1: FORM OF LETTER OF TRANSMITTAL
EX-99.2: FORM OF NOTICE OF GUARANTEED DELIVERY
EX-99.3: FORM OF LETTER TO REGISTERED HOLDERS AND DTC PARTICIPANTS
EX-99.4: FORM OF LETTER TO HOLDERS

This prospectus incorporates important business and financial information about Conexant Systems, Inc. from documents that are not included in or delivered with this prospectus. You should rely only on the information contained in and incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that included or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, or, in the case of an incorporated document, the date of its filing, regardless of the time of delivery of this prospectus or of any exchange of Conexant Systems, Inc.’s outstanding Floating Rate Senior Secured Notes due 2010 for substantially similar Floating Rate Senior Secured Notes due 2010 registered under the Securities Act of 1933, as amended. You can obtain documents incorporated by reference in this prospectus, other than some exhibits to those documents, unless the exhibits are specifically incorporated by reference into these documents, by requesting them in writing or by telephone from us at the following:

Conexant Systems, Inc.
4000 MacArthur Boulevard, West Tower
Newport Beach, California 92660-3095
(949) 483-4600

Unless otherwise specified or the context otherwise requires, references to “Conexant”, “we”, “us”, “our”, “the Company” and other similar terms refer to the combined business of Conexant Systems, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference contain statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are subject to the “safe harbor” created by those sections. Forward-looking statements are typically identified by words or phrases such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “are likely to be”, “will” and similar expressions. Our actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to:

•	the cyclical nature of the semiconductor industry and the markets addressed by our products and our customers’ products;

•	the risk that the value of our common stock may be adversely affected by market volatility;

•	the substantial losses we have incurred recently;

•	general economic and political conditions and conditions in the markets we address;

•	continuing volatility in the technology sector and the semiconductor industry;

•	demand for and market acceptance of new and existing products;

•	successful development of new products;

•	the timing of our new product introductions and product quality;

•	our ability to anticipate trends and develop products for which there will be market demand;

•	the availability of manufacturing capacity;

•	pricing pressures and other competitive factors;

•	changes in product mix;

•	the risk that capital needed for our business and to repay our indebtedness will not be available when needed;

•	product obsolescence;

•	the ability of our customers to manage inventory;

•	our ability to develop and implement new technologies and to obtain protection for the related intellectual property;

•	the uncertainties of litigation, including claims of infringement of third-party intellectual property rights or demands that we license third-party technology, and the demands it may place on the time and attention of our management and the expense it may place on our company; and

•	possible disruptions in commerce related to terrorist activity or armed conflict,

as well as other risks and uncertainties, including those set forth herein and those detailed from time to time in our other filings with the Securities and Exchange Commission, or SEC. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

ii

PROSPECTUS SUMMARY

This summary discusses selected information contained in this prospectus and documents we have incorporated in this prospectus by reference. It is not complete and does not contain all of the information that is important to you. We urge you to read carefully the entire prospectus, the documents incorporated in this prospectus by reference and the other documents to which this prospectus refers, including our consolidated financial statements and the notes to those financial statements, which are incorporated in this prospectus by reference.

Our Company

We design, develop and sell semiconductor system solutions, comprised of semiconductor devices, software and reference designs, for use in broadband communications applications that enable high-speed transmission, processing and distribution of audio, video, voice and data to and throughout homes and business enterprises worldwide. Our access solutions connect people through personal communications access products, such as personal computers (PCs) and television set-top boxes (STBs), to audio, video, voice and data services over wireless and wire line broadband connections as well as over dial-up Internet connections. Our central office solutions are used by service providers to deliver high-speed audio, video, voice and data services over copper telephone lines and optical fiber networks to homes and businesses around the globe. In addition, our media processing products enable the capture, display, storage, playback and transfer of audio and video content in applications throughout home and small office environments. These solutions enable broadband connections and network content to be shared throughout a home or small office-home office environment using a variety of communications devices, which we describe as the broadband digital home.

Our principal executive offices are located at 4000 MacArthur Boulevard, West Tower, Newport Beach, California 92660 and our telephone number is (949) 483-4600.

Recent Developments

On February 20, 2007, we announced that we had received $98.1 million as a result of the completion on February 16, 2007 of the merger between Acquicor Technology Inc., a special purpose acquisition company, and Jazz Semiconductor, Inc., a privately held specialty wafer manufacturing company in which we held an ownership position. The all-cash transaction was valued at $260.1 million. We plan to use the proceeds for general corporate purposes, including debt retirement.

Previously, on February 15, 2007, we announced that we had made an equity investment of $10 million in Acquicor Technology Inc., which has been renamed Jazz Technologies, Inc.

The Exchange Offer

The Exchange Offer	We are offering to exchange our Floating Rate Senior Secured Notes due 2010 registered under the Securities Act, which we refer to as “new notes”, for all of our outstanding Floating Rate Senior Secured Notes due 2010 issued on November 13, 2006 in a private offering, which we refer to as “old notes”. In order to exchange an old note, you must follow the required procedures and we must accept the old note for exchange. We will exchange all old notes validly offered for exchange, or “tendered”, and not validly withdrawn. As of the date of this prospectus, there is $275,000,000 aggregate principal amount of old notes outstanding.

Expiration and Exchange Dates	Our offer expires at 5:00 p.m., New York City time, on , 2007, unless we extend the exchange offer in our sole discretion. We will complete the exchange and issue the new notes as soon as possible after that date.

Accrued Interest on the New Notes and the Old Notes	The new notes will bear interest from February 15, 2007, the last maturity date of any interest installment on which interest was paid on the old notes. If you hold old notes and they are accepted for exchange:

• you will waive your right to receive any interest on your old notes accrued from February 15, 2007 to the date the new notes are issued; and

• you will receive the same interest payment on May 15, 2007, which is the next interest payment date with respect to the old notes and the first interest payment date with respect to the new notes, that you would have received had you not accepted the exchange offer.

Registration Rights	You have the right to exchange old notes that you now hold for new notes. We intend to satisfy this right by this exchange offer. The new notes will have substantially identical terms to the old notes, except the new notes will be registered under the Securities Act and will not have any registration rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

Conditions	The only condition to this exchange offer is that the exchange offer does not violate the securities laws. This exchange offer applies to any and all old notes validly tendered by the deadline.

Resale Without Further Registration	We believe that you may offer for resale, resell and otherwise transfer the new notes without complying with the registration and prospectus delivery provisions of the Securities Act if the following is true:

• you acquire the new notes issued in the exchange offer in the ordinary course of your business;

• you are not an “affiliate”, as defined under Rule 405 of the Securities Act, of ours; and

• you are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer.

By signing the letter of transmittal and exchanging your old notes as described below, you will be making representations to this effect.

If you are a broker-dealer that acquired old notes as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of the new notes as described in this summary under “Restrictions on Sales Made by Broker-Dealers” below.

We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Liability Under the Securities Act	You also may incur liability under the Securities Act if:

(1) any of the representations listed above is not true; and

(2) you transfer any new notes issued to you in the exchange offer without:

• delivering a prospectus meeting the requirements of the Securities Act; or

• an exemption from the requirements of the Securities Act to register your new notes.

We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Restrictions on Sales Made By Broker-Dealers	If you are a broker-dealer that receives new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you must acknowledge in a letter of transmittal that you will deliver a prospectus meeting the requirements of the Securities Act (which may be the Prospectus for the Exchange Offer) in connection with any resale of the new notes. A broker-dealer may use this prospectus for 180 days after the last exchange date for an offer to resell, a resale or other retransfer of the new notes issued to it in the exchange offer.

Procedures for Tendering Old Notes	If you hold old notes and want to accept the exchange offer, you must either:

• complete, sign and date the accompanying letter of transmittal, and deliver it, together with your old notes and any other required documents, to the exchange agent; or

• if you hold old notes registered in the name of a broker-dealer, commercial bank, trust company or other nominee, you may arrange for the broker-dealer, commercial bank, trust company or other nominee to use The Depository Trust Company’s electronic system to provide the exchange agent the required information for a book-entry transfer.

You must mail or otherwise deliver this documentation or information to The Bank of New York Trust Company, N.A., as exchange agent, or The Depository Trust Company at the address under “How to Tender Your Old Notes—Exchange Agent” below.

Special Procedures for Beneficial Owners	If you hold old notes registered in the name of a broker-dealer, commercial bank, trust company or other nominee and you wish to exchange your old notes in the exchange offer, you should promptly contact the registered holder of the old notes and instruct it to tender the old notes on your behalf.

If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

Failure to Exchange Could Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of new notes could adversely affect the trading market for your old notes.

Guaranteed Delivery Procedures	If you wish to exchange your old notes and:

• you cannot send the required documents to the exchange agent by the expiration date of the exchange offer;

• you cannot complete the procedure for book-entry transfer on time; or

• your old notes are not immediately available,

then you must follow the procedures described under “How to Tender Your Old Notes—Guaranteed Delivery Procedures” below.

Withdrawal Rights	You may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on , 2007.

Accounting Treatment	We will not recognize a gain or loss for accounting purposes as a result of the exchange.

Federal Income Tax Consequences	The exchange will not be a taxable event for U.S. federal income tax purposes. This means you will not recognize any taxable gain or loss or any interest income as a result of the exchange.

Exchange Agent	The Bank of New York Trust Company, N.A. is the exchange agent for the exchange offer. The Bank of New York Trust Company, N.A. is also the trustee under the indenture governing the old notes and the new notes and the collateral agent under the collateral documents securing our obligations under the old notes and the new notes.

Absence of Appraisal Rights	As a holder of old notes you are not entitled to appraisal or dissenters’ rights under Delaware law or the indenture governing the old notes and the new notes. See “The Exchange Offer—Terms of the Exchange Offer—No Appraisal or Dissenters’ Rights” for more information.

The New Notes

Issuer	Conexant Systems, Inc.

Securities	$275.0 million aggregate principal amount of Floating Rate Senior Secured Notes due 2010 registered under the Securities Act.

Maturity	November 15, 2010.

Interest Payment Dates	Interest will be payable in cash in arrears on February 15, May 15, August 15 and November 15 of each year, commencing May 15, 2007. The notes will bear interest at a rate per annum equal to LIBOR (as defined) plus 3.75%. See “Description of the New Notes—Certain Definitions”. The LIBOR component of the interest rate will be reset quarterly, commencing May 15, 2007.

Optional Redemption	The new notes will be redeemable at our option, in whole or in part, at any time on or after November 15, 2008, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to November 15, 2008, we may redeem up to 35% of the original principal amount of the new notes with the proceeds of one or more equity offerings of our common shares at a redemption price of 100% of the principal amount of the new notes redeemed plus a premium equal to the interest rate per annum on the new notes applicable on the date on which notice of redemption was given, together with accrued and unpaid interest, if any, to the date of redemption.

Mandatory Offers to Purchase	The occurrence of a change of control will be a triggering event requiring us to offer to purchase from you all or a portion of your new notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the new notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to invest in capital assets related to our business or to make capital expenditures or, at our option and in lieu thereof, to repurchase new notes at any time during the 365-day period at not less than 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Guarantees	On the issue date, the new notes will be guaranteed by certain of our domestic subsidiaries (collectively, the “subsidiary guarantors”). The guarantees will rank equally with all of our subsidiary guarantors’ existing and future senior debt and senior to all of our subsidiary guarantors’ existing and future subordinated debt. Our non-guarantor subsidiaries represented approximately 16% of our revenues for the twelve months ended December 29, 2006, and approximately 13% of our total assets and approximately 7% of our total liabilities (including trade payables and our accounts receivable financing facility, but excluding intercompany liabilities) as of December 29, 2006.

Collateral	The new notes and guarantees, and any hedging obligations with respect thereto, will be secured by first-priority liens, subject to permitted liens, on substantially all of our and our subsidiary guarantors’ assets (other than accounts receivable and proceeds therefrom), including, but not limited to, the intellectual property, real property (other than leased real property), plant and equipment now owned or hereafter acquired by us and our subsidiary guarantors.

Ranking	The new notes will:

• be our senior secured obligations;

• rank equally in right of payment with all of our and our subsidiary guarantors’ existing and future senior indebtedness (including the old notes);

• rank senior in right of payment to all of our and our subsidiary guarantors’ existing and future unsecured indebtedness and other liabilities (including trade payables) to the extent of the value of the collateral; and

• be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes and under our accounts receivable financing facility to the extent of the accounts receivable and proceeds therefrom that secure those obligations on a first-priority basis.

As of December 29, 2006, after giving effect to the offering of the old notes and the new notes:

• we would have had approximately $275 million of outstanding senior indebtedness (excluding intercompany liabilities), consisting entirely of senior indebtedness represented by the old notes and the new notes;

• our subsidiary guarantors would have had no senior indebtedness outstanding; and

• our non-guarantor subsidiaries would have had approximately $94.0 million of total liabilities (including our accounts receivable financing facility, but excluding intercompany liabilities), all of which would have been structurally senior to the old notes and the new notes.

Covenants	We will issue the new notes under the same indenture with The Bank of New York Trust Company, N.A., as trustee, as that under which the old notes were issued. The indenture will, among other things, limit our ability and the ability of our restricted subsidiaries (as defined under “Description of the New Notes”) to:

• incur, assume or guarantee additional indebtedness;

• issue redeemable stock and preferred stock;

• repurchase capital stock;

• make other restricted payments including, without limitation, paying dividends and making investments;

• create liens;

• redeem debt that is junior in right of payment to the notes;

• sell or otherwise dispose of assets, including capital stock of subsidiaries;

• enter into agreements that restrict dividends from subsidiaries;

• enter into mergers or consolidations;

• enter into transactions with affiliates;

• guarantee indebtedness; and

• enter into sale-leaseback transactions.

These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of the New Notes”.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes as described in this prospectus. We will receive in exchange old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Therefore, the issuance of the new notes in the exchange offer will not result in any change in our indebtedness.

We used the net proceeds from the issuance of the old notes, together with available cash, cash equivalents and marketable securities on hand, to repay at maturity our outstanding $456.5 million aggregate principal amount of 4% convertible subordinated notes due February 1, 2007.

Risk Factors	In analyzing an investment in the new notes we are offering in the exchange offer, you should carefully consider, along with other matters included or incorporated by reference in this prospectus, the information set forth under “Risk Factors”.

RISK FACTORS

An investment in the notes involves a high degree of risk. In addition to the other information in this prospectus, prospective investors should carefully consider the following risk, as well as the risks described in our other filings with the SEC, before making an investment in the notes. Except as otherwise expressly provided, references to the “notes” in this section of the prospectus include both the old notes and the new notes. If any of the following risks actually occurs, our business, financial condition and operating results could be materially adversely affected, which, in turn, could adversely affect the price of the notes or our ability to pay interest and principal on the notes. This effect could be compounded if multiple risks were to occur. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition and results of operations.

Risks Related to the Notes and Our Other Indebtedness

If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will be adversely affected.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes.

If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register old notes under the Securities Act, on a shelf registration statement or otherwise, unless our registration rights agreement with the initial purchasers of the old notes requires us to do so. Further, if you continue to hold any old notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer old notes outstanding.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

We are significantly leveraged and our total indebtedness is approximately $605.0 million, after giving effect to the repayment at maturity of our 4% convertible subordinated notes due February 1, 2007.

Our substantial degree of leverage could have important consequences for you, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

•	the debt service requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations, including those related to the notes;

•	certain of our borrowings, including the notes, are or will be at variable rates of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

•	we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

We may not be able to generate sufficient cash to service or repay all of our indebtedness, including the old notes and any new notes, and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness or that we will have sufficient working capital to operate our business or to service our remaining indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service or repayment obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service or repayment obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the indenture that governs our 4% convertible subordinated notes due March 2026 (the “2026 Notes”), the credit agreement under our accounts receivable financing facility or the indenture that governs the notes. In the absence of such cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. The indenture that governs the notes restricts our ability to dispose of assets and use the proceeds from the disposition. See “Description of Other Indebtedness” and “Description of the New Notes”.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable; and

•	we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the notes.

Despite current indebtedness levels, we and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify. See “Description of Other Indebtedness” and “Description of the New Notes”.

Restrictive covenants may adversely affect our operations.

The indenture governing the notes contains various covenants that limit our ability to, among other things:

•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	repurchase capital stock;

•	make other restricted payments including, without limitation, paying dividends and making investments;

•	create liens;

•	redeem debt that is junior in right of payment to the notes;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into agreements that restrict dividends from subsidiaries;

•	enter into mergers or consolidations;

•	enter into transactions with affiliates;

•	guarantee indebtedness; and

•	enter into sale-leaseback transactions.

In addition, a breach of any of these covenants could result in a default under the indenture governing the notes, which in turn could result in a default under the indenture governing the 2026 Notes. Upon the occurrence of an event of default under the indenture governing the 2026 Notes, the holders of such notes could elect to declare all amounts outstanding under those notes to be immediately due and payable. If such holders accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our indebtedness, including the notes, or borrow sufficient funds to refinance such indebtedness. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. See “Description of Other Indebtedness”.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under the notes, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. A 0.25% change in interest rates would result in a $0.9 million change in annual interest expense on the notes and our accounts receivable financing facility.

There may not be sufficient collateral to pay all or any of the notes.

No appraisal of the value of the collateral has been made in connection with the issuance of the notes and the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, liquidating the collateral securing the notes may not produce proceeds in an amount sufficient to pay any amounts due on the notes.

The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of the semiconductor industry, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to perfect properly the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties.

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection”. The meaning of the term “adequate protection” may vary according to the circumstances, but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, any diminution in the value of the collateral occurs as a result of the stay of repossession or the disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether payments under the notes would be made following commencement of and during a bankruptcy case, whether or when the trustee under the indenture for the notes could foreclose upon or sell the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection”.

The notes will be structurally subordinated to all indebtedness of our existing or future subsidiaries that do not become guarantors of the notes.

You will not have any claim as a creditor against any of our existing subsidiaries that are not guarantors of the notes or against any of our future subsidiaries that do not become guarantors of the notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries.

For the twelve months ended December 29, 2006, our non-guarantor subsidiaries collectively represented approximately 16% of our revenue. At December 29, 2006, our non-guarantor subsidiaries collectively represented approximately 13% of our total assets and 7% of our total liabilities (including trade payables and our accounts receivable financing facility, but excluding intercompany liabilities), all of which would have been structurally senior to the notes.

In addition, the indenture governing the notes permits, subject to some limitations, these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

If we default on our obligations to pay our indebtedness we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under the indenture governing the 2026 Notes that is not waived by the required holders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium (if any) and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our indentures), we could be in default under the terms of the agreements governing such indebtedness, including the indentures governing the 2026 Notes and the notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, and in the case of the indenture governing the notes, institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of the New Notes”.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our future senior indebtedness from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain consents from the holders of such indebtedness. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross-default under certain of our other indebtedness.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the notes. Therefore, if an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of the New Notes—Change of Control”.

Federal and state fraudulent transfer laws may permit a court to avoid the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee and, in the case of (2) only, one of the following is also true:

•	we or any of our guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on our or its business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could avoid the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness;

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The new notes are a new issue of securities for which there is no established public market. We do not intend to have the new notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. We cannot assure you as to the development or liquidity of any trading market for the new notes. The liquidity of any market for the new notes will depend on a number of factors, including:

•	the number of holders of new notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the new notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your new notes. Therefore, we cannot assure you that you will be able to sell your new notes at a particular time or that the price you receive when you sell will be favorable.

Risks Related to Our Business

We operate in the highly cyclical semiconductor industry, which is subject to significant downturns that may negatively impact our business, financial condition and results of operations.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving technical standards, short product life cycles (for semiconductors and for the end-user products in which they are used) and wide fluctuations in product supply and demand. From time to time these and other factors, together with changes in general economic conditions, cause significant upturns and downturns in the industry, and in our business in particular. Periods of industry downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. These factors have caused substantial fluctuations in our revenues and results of operations. We have experienced these cyclical fluctuations in our business in the past and may experience them in the future.

Our operating results may be negatively affected by substantial quarterly and annual fluctuations and market downturns.

Our revenues, earnings and other operating results have fluctuated in the past and may fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others:

•	changes in end-user demand for the products manufactured and sold by our customers;

•	the timing of receipt, reduction or cancellation of significant orders by customers;

•	seasonal customer demand;

•	the gain or loss of significant customers;

•	market acceptance of our products and our customers’ products;

•	our ability to develop, introduce and market new products and technologies on a timely basis;

•	the timing and extent of product development costs;

•	new product and technology introductions by competitors;

•	changes in the mix of products we develop and sell;

•	fluctuations in manufacturing yields;

•	availability and cost of products from our suppliers;

•	intellectual property disputes; and

•	the effects of competitive pricing pressures, including decreases in average selling prices of our products.

The foregoing factors are difficult to forecast, and these as well as other factors could materially adversely affect our quarterly or annual operating results.

We may be subject to claims of infringement of third-party intellectual property rights or demands that we license third-party technology, which could result in significant expense and loss of our ability to use, make, sell, export or import our products or one or more components comprising our products.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, third parties have asserted and may in the future assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business and have demanded and may in the future demand that we license their patents and technology. Any litigation to determine the validity of claims that our products infringe or may infringe these rights, including claims arising through our contractual indemnification of our customers, regardless of their merit or resolution, could be costly and divert the efforts and attention of our management and technical personnel. We cannot assure you that we would prevail in litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If litigation results in an adverse ruling we could be required to:

•	pay substantial damages;

•	cease the manufacture, use or sale of infringing products, processes or technologies;

•	discontinue the use of infringing technology;

•	expend significant resources to develop non-infringing technology; or

•	license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms, or at all.

We have recently incurred substantial losses and may incur additional future losses.

Our net loss for fiscal 2006 was $122.6 million, and in the first quarter of fiscal 2007, we generated net income of $1.0 million. However, we anticipate a sequential reduction in revenues in the second quarter of fiscal 2007 of between 8 and 10%. As a result, we have initiated new restructuring activities to bring operating expenses in-line with our revenue expectations. These restructuring activities include workforce reductions and the closure of a facility and will have the near term effect of increasing our operating expenses as a result of special charges we have recorded and will record to implement these actions. Additionally, as the result of previous business combinations, we have significant amount of intangible assets for which we record amortization expense each period. If any of these intangible assets or our goodwill were determined to be impaired, this could also materially affect our profitability. The value of our warrants to purchase Mindspeed common stock may fluctuate significantly from period to period which may unfavorably impact our results. Finally, any further decline in revenue would significantly affect our profitability. We cannot assure you that we will be able to improve or even sustain the profitability we achieved in the first quarter of fiscal 2007, and we may incur losses in the future.

We are subject to intense competition.

The communications semiconductor industry in general and the markets in which we compete in particular are intensely competitive. We compete worldwide with a number of United States and international semiconductor providers that are both larger and smaller than us in terms of resources and market share. We currently face significant competition in our markets and expect that intense price and product competition will continue. This competition has resulted in and is expected to continue to result in declining average selling prices for our products. We also anticipate that additional competitors will enter our markets as a result of expected growth opportunities in communications electronics, the trend toward global expansion by foreign and domestic competitors, technological and public policy changes and relatively low barriers to entry in certain markets of the industry. Moreover, as with many companies in the semiconductor industry, customers for certain of our products offer other products that compete with similar products offered by us. Many of our competitors have certain advantages over us, such as significantly greater sales and marketing, manufacturing, distribution, technical, financial and other resources.

We believe that the principal competitive factors for semiconductor suppliers in our addressed markets are:

•	time-to-market;

•	product quality, reliability and performance;

•	level of integration;

•	price and total system cost;

•	compliance with industry standards;

•	design and engineering capabilities;

•	strategic relationships with customers;

•	customer support;

•	new product innovation; and

•	access to manufacturing capacity.

Current and potential competitors also have established or may establish financial or strategic relationships among themselves or with our existing or potential customers, resellers or other third parties. These relationships may affect customers’ purchasing decisions. Accordingly, it is possible that new competitors or alliances could emerge and rapidly acquire significant market share. We cannot assure you that we will be able to compete successfully against current and potential competitors.

The loss of a key customer could seriously impact our revenue levels and harm our business. In addition, if we are unable to continue to sell existing and new products to our key customers in significant quantities or to attract new significant customers, our future operating results could be adversely affected.

We have derived a substantial portion of our past revenue from sales to a relatively small number of customers. As a result, the loss of any significant customer could materially and adversely affect our financial condition and results of operations.

Sales to our twenty largest customers, including distributors, represented approximately 75% and 67% of our net revenues in the first three months of fiscal 2007 and for fiscal 2006, respectively. We expect that our largest customers will continue to account for a substantial portion of our net revenue in future periods. The identities of our largest customers and their respective contributions to our net revenue have varied and will likely continue to vary from period to period. We may not be able to maintain or increase sales to certain of our key customers for a variety of reasons, including the following:

•	most of our customers can stop incorporating our products into their own products with limited notice to us and suffer little or no penalty;

•	our agreements with our customers typically do not require them to purchase a minimum quantity of our products;

•	many of our customers have pre-existing or concurrent relationships with our current or potential competitors that may affect the customers’ decisions to purchase our products;

•	our customers face intense competition from other manufacturers that do not use our products; and

•	some of our customers offer or may offer products that compete with our products.

In addition, our longstanding relationships with some larger customers may also deter other potential customers who compete with these customers from buying our products. To attract new customers or retain existing customers, we may offer certain customers favorable prices on our products. The loss of a key customer, a reduction in sales to any key customer or our inability to attract new significant customers could seriously impact our revenue and materially and adversely affect our results of operations.

Our success depends on our ability to timely develop competitive new products and reduce costs.

Our operating results will depend largely on our ability to continue to introduce new and enhanced semiconductor products on a timely basis. Successful product development and introduction depends on numerous factors, including, among others:

•	our ability to anticipate customer and market requirements and changes in technology and industry standards;

•	our ability to accurately define new products;

•	our ability to timely complete development of new products and bring our products to market on a timely basis;

•	our ability to differentiate our products from offerings of our competitors;

•	overall market acceptance of our products;

•	our ability to invest in significant amounts of research and development; and

•	our ability to transition product development efforts between and among our sites, particularly in India and China.

We have increased our headcount in India from approximately 180 employees at the end of fiscal 2004 to approximately 1,300 employees as of December 29, 2006. We plan to continue this growth trend in India and other international locations in the Asia-Pacific region. Expansion and transition of product development efforts to other locations entails risks associated with our ability to manage the development of products at remote geographic locations, to achieve key program milestones, and to attract and retain qualified management, technical and other personnel necessary for the design and development of our products. If we experience product design or development delays as a result of the transition, or an inability to adequately staff the programs, there could be a material adverse effect on our results of operations.

We may not have sufficient resources to make the substantial investment in research and development in order to develop and bring to market new and enhanced products. Furthermore, we are required to continually evaluate expenditures for planned product development and to choose among alternative technologies based on our expectations of future market growth. We cannot assure you that we will be able to develop and introduce new or enhanced products in a timely and cost-effective manner, that our products will satisfy customer requirements or achieve market acceptance, or that we will be able to anticipate new industry standards and technological changes. We also cannot assure you that we will be able to respond successfully to new product announcements and introductions by competitors.

In addition, prices of established products may decline, sometimes significantly and rapidly, over time. We believe that in order to remain competitive we must continue to reduce the cost of producing and delivering existing products at the same time that we develop and introduce new or enhanced products. We cannot assure you that we will be successful and as a result gross margins may decline in future periods.

We are subject to the risks of doing business internationally.

For the first three months of fiscal 2007 and for fiscal 2006, approximately 89% and 92%, respectively, of our net revenues were from customers located outside of the United States, primarily in the Asia-Pacific region. In addition, a significant portion of our workforce and many of our key suppliers are located outside of the United States. Our international operations consist of research and development, sales offices, and other general and administrative functions. We plan to continue our international expansion, particularly in the Asia-Pacific region. Our international operations are subject to a number of risks inherent in operating abroad. These include, but are not limited to, risks regarding:

•	currency exchange rate fluctuations;

•	local economic and political conditions;

•	disruptions of commerce and capital or trading markets due to or related to terrorist activity or armed conflict;

•	restrictive governmental actions, such as restrictions on the transfer or repatriation of funds and trade protection measures, including export duties and quotas and customs duties and tariffs;

•	changes in legal or regulatory requirements;

•	difficulty in obtaining distribution and support;

•	the laws and policies of the United States and other countries affecting trade, foreign investment and loans, and import or export licensing requirements;

•	tax laws, including the cost of services provided and products sold between us and our subsidiaries which are subject to review by taxing authorities; and

•	limitations on our ability under local laws to protect our intellectual property.

Because most of our international sales are currently denominated in U.S. dollars, our products could become less competitive in international markets if the value of the U.S. dollar increases relative to foreign currencies.

From time to time, we may enter into foreign currency forward exchange contracts to minimize risk of loss from currency exchange rate fluctuations for foreign currency commitments entered into in the ordinary course of business. We have not entered into foreign currency forward exchange contracts for other purposes. Our financial condition and results of operations could be affected (adversely or favorably) by currency fluctuations.

We also conduct a significant portion of our international sales through distributors. Sales to distributors and other resellers accounted for approximately 34% and 35% of our net revenues for the first three months of fiscal 2007 and for fiscal 2006, respectively. Our arrangements with these distributors are terminable at any time, and the loss of these arrangements could have an adverse effect on our operating results. For those international distributors that we account for under a deferred revenue recognition model, we rely on the distributor to provide us timely and accurate product sell through information. No assurances can be given that these international distributors will continue to provide us this information. If we are unable to obtain this information on a timely basis, or if we determine that the information we do receive is unreliable, it may affect the accuracy of amounts recorded in our consolidated financial statements, and therefore have an adverse effect on our operating results.

We may not be able to keep abreast of the rapid technological changes in our markets.

The demand for our products can change quickly and in ways we may not anticipate because our markets generally exhibit the following characteristics:

•	rapid technological developments;

•	rapid changes in customer requirements;

•	frequent new product introductions and enhancements;

•	short product life cycles with declining prices over the life cycle of the products; and

•	evolving industry standards.

Our products could become obsolete sooner than anticipated because of a faster than anticipated change in one or more of the technologies related to our products or in market demand for products based on a particular technology, particularly due to the introduction of new technology that represents a substantial advance over current technology. Currently accepted industry standards are also subject to change, which may contribute to the obsolescence of our products.

We face a risk that capital needed for our business and to repay our debt obligations will not be available when we need it.

At December 29, 2006, we had a total of $706.5 million aggregate principal amount of convertible subordinated notes outstanding, of which $456.5 million was due in February 2007 and $250.0 million is due in March 2026. At December 29, 2006, we also had $275.0 million aggregate principal amount of old notes outstanding. Additionally, we have an $80.0 million credit facility with a bank under our accounts receivable financing facility, under which we had borrowed $80.0 million as of December 29, 2006. This credit facility is due to expire on November 28, 2007, but is subject to 364-day renewal periods at the discretion of the bank.

At December 29, 2006, we had $617.8 million of cash, cash equivalents and marketable securities, a significant portion of which has been used to repay at maturity the $456.5 million of convertible subordinated notes due February 1, 2007. We may not have access to sufficient capital to repay amounts due, whether at maturity or upon the occurrence of certain redemption events, under (i) our credit facility expiring November 2007 (if it is not renewed), (ii) the notes, and (iii) the 2026 Notes (see “Description of Other Indebtedness—Convertible Subordinated Notes Due 2026”), and we may not be able to refinance any portion of this debt on favorable terms or at all.

In the future, we may need to make strategic investments and acquisitions to help us grow our business, which may require additional capital resources. We cannot assure you that the capital required to fund these investments and acquisitions will be available in the future.

We may not be able to attract and retain qualified management, technical and other personnel necessary for the design, development and sale of our products. Our success could be negatively affected if key personnel leave.

Our future success depends on our ability to attract and to retain the continued service and availability of skilled personnel, including our Chairman of the Board and Chief Executive Officer, members of our executive team, and those in design, technical, marketing and staff positions. As the source of our technological and product innovations, our key technical personnel represent a significant asset. The competition for such personnel can be intense in the semiconductor industry. While we have entered into employment agreements with some of our key personnel, we cannot assure you that we will be able to attract and retain qualified management and other personnel necessary for the design, development and sale of our products. In addition, we have relied on our ability to grant stock options as one mechanism for recruiting and retaining highly skilled talent. Recent accounting regulations requiring the expensing of stock options may impair our future ability to provide these incentives without incurring significant compensation costs. There can be no assurance that we will continue to successfully attract, motivate, and retain key personnel.

If OEMs of communications electronics products do not design our products into their equipment, we will be unable to sell those products. Moreover, a design win from a customer does not guarantee future sales to that customer.

Our products are not sold directly to the end-user but are components of other products. As a result, we rely on OEMs of communications electronics products to select our products from among alternative offerings to be designed into their equipment. We may be unable to achieve these “design wins”. Without design wins from OEMs, we would be unable to sell our products. Once an OEM designs another supplier’s semiconductors into one of its product platforms, it will be more difficult for us to achieve future design wins with that OEM’s product platform because changing suppliers involves significant cost, time, effort and risk. Achieving a design win with a customer does not ensure that we will receive significant revenues from that customer and we may be unable to convert design wins into actual sales. Even after a design win, the customer is not obligated to purchase our products and can choose at any time to stop using our products if, for example, it or its own products are not commercially successful.

Because of the lengthy sales cycles of many of our products, we may incur significant expenses before we generate any revenues related to those products.

Our customers may need six months or longer to test and evaluate our products and an additional six months or more to begin volume production of equipment that incorporates our products. The lengthy period of time required also increases the possibility that a customer may decide to cancel or change product plans, which could reduce or eliminate sales to that customer. As a result of this lengthy sales cycle, we may incur significant research and development, and selling, general and administrative expenses before we generate the related revenues for these products, and we may never generate the anticipated revenues if our customer cancels or changes its product plans.

Uncertainties involving the ordering and shipment of our products could adversely affect our business.

Our sales are typically made pursuant to individual purchase orders and we generally do not have long-term supply arrangements with our customers. Generally, our customers may cancel orders until 30 days prior to shipment. In addition, we sell a portion of our products through distributors and other resellers, some of whom have a right to return unsold products to us. Sales to distributors and other resellers accounted for approximately 34% and 35% of our net revenues for the first three months of fiscal 2007 and for fiscal 2006, respectively. Our distributors may offer products of several different suppliers, including products that may be competitive with ours. Accordingly, there is a risk that the distributors may give priority to other supplier products and may not sell our products as quickly as forecasted, which may impact their future order levels. We routinely purchase inventory based on estimates of end-market demand for our customers’ products, which is difficult to predict. This difficulty may be compounded when we sell to OEMs indirectly through distributors and other resellers or contract manufacturers, or both, as our forecasts of demand are then based on estimates provided by multiple parties. In addition, our customers may change their inventory practices on short notice for any reason. The cancellation or deferral of product orders, the return of previously sold products or overproduction due to the failure of anticipated orders to materialize could result in our holding excess or obsolete inventory, which could result in write-downs of inventory. For example, the reduced demand outlook for fiscal year 2005 and decline of average selling prices for certain of our products resulted in net inventory charges of approximately $45.0 million in the first quarter of fiscal 2005.

We are dependent upon third parties for the manufacture, assembly and test of our products.

We are entirely dependent upon outside wafer fabrication facilities (known as foundries or fabs). Under our fabless business model, our revenue growth is dependent on our ability to obtain sufficient external manufacturing capacity, including wafer production capacity. If the semiconductor industry experiences a shortage of wafer fabrication capacity in the future, we may experience delays in shipments or increased manufacturing costs. We do not have any long-term supply arrangements.

There are significant risks associated with our reliance on third-party foundries, including:

•	the lack of assured wafer supply, potential wafer shortages and higher wafer prices;

•	limited control over delivery schedules, manufacturing yields, production costs and product quality; and

•	the unavailability of, or delays in obtaining, access to key process technologies.

The foundries we use may allocate their limited capacity to fulfill the production requirements of other customers that are larger and better financed than us. If we choose to use a new foundry, it typically takes several months to redesign our products for the process technology and intellectual property cores of the new foundry and to complete the qualification process before we can begin shipping products from the new foundry.

We are also dependent upon third parties for the assembly and test of our products. Our reliance on others to assemble and test our products subjects us to many of the same risks as are described herein with respect to our reliance on outside wafer fabrication facilities.

Wafer fabrication processes are subject to obsolescence, and foundries may discontinue a wafer fabrication process used for certain of our products. In such event, we generally offer our customers a “last time buy” program to satisfy their anticipated requirements for our products. The unanticipated discontinuation of wafer fabrication processes on which we rely may adversely affect our revenues and our customer relationships.

The foundries and other suppliers on whom we rely may experience financial difficulties or suffer disruptions in their operations due to causes beyond our or their control, including labor strikes, work stoppages, electrical power outages, fire, earthquake, flooding or other natural disasters. Certain of our suppliers’ manufacturing facilities are located near major earthquake fault lines in California and the Asia-Pacific region. In the event of a disruption of the operations of one or more of our suppliers, we may not have a second manufacturing source immediately available. Such an event could cause significant delays in shipments until we could shift the products from an affected facility or supplier to another facility or supplier. The manufacturing processes we rely on are specialized and are available from a limited number of suppliers. Alternate sources of manufacturing capacity, particularly wafer production capacity, may not be available to us on a timely basis. Even if alternate wafer production capacity is available, we may not be able to obtain it on favorable terms, or at all. Difficulties or delays in securing an adequate supply of our products on favorable terms, or at all, could impair our ability to meet our customers’ requirements and have a material adverse effect on our operating results.

In addition, the highly complex and technologically demanding nature of semiconductor manufacturing has caused foundries from time to time to experience lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies. Lower than anticipated manufacturing yields may affect our ability to fulfill our customers’ demands for our products on a timely basis. Moreover, lower than anticipated manufacturing yields may adversely affect our cost of goods sold and our results of operations.

We may experience difficulties in transitioning to smaller geometry process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries, increased expenses and loss of design wins to our competitors.

To remain competitive, we expect to continue to transition our semiconductor products to increasingly smaller line width geometries. This transition requires us to modify the manufacturing processes for our products and to redesign some products as well as standard cells and other integrated circuit designs that we may use in multiple products. We periodically evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies to reduce our costs. Currently our products are manufactured in a variety of process technologies ranging from 0.8 micron technology, which is our most mature technology, to 90 nanometer, which is the most advanced. We currently have product development efforts underway at the 65 nanometer process technology node. In the past, we have experienced some difficulties in shifting to smaller geometry process technologies or new manufacturing processes, which resulted in reduced manufacturing yields, delays in product deliveries and increased expenses. We may face similar difficulties, delays and expenses as we continue to transition our products to smaller geometry processes. We are dependent on our relationships with our foundries to transition to smaller geometry processes successfully. We cannot assure you that our foundries will be able to effectively manage the transition or that we will be able to maintain our existing foundry relationships or develop new ones. If our foundries or we experience significant delays in this transition or fail to implement this transition efficiently, we could experience reduced manufacturing yields, delays in product deliveries and increased expenses, all of which could negatively affect our relationships with our customers and result in the loss of design wins to our competitors, which in turn would adversely affect our results of operations. As smaller geometry processes become more prevalent, we expect to continue to integrate greater levels of functionality, as well as customer and third party intellectual property, into our products. However, we may not be able to achieve higher levels of design integration or deliver new integrated products on a timely basis, or at all. Moreover, even if we are able to achieve higher levels of design integration, such integration may have a short-term adverse impact on our operating results, as we may reduce our revenue by integrating the functionality of multiple chips into a single chip.

If we are not successful in protecting our intellectual property rights, it may harm our ability to compete.

We use a significant amount of intellectual property in our business. We rely primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure and confidentiality agreements and other methods, to protect our proprietary technologies and processes. At times we incorporate the intellectual property of our customers into our designs, and we have obligations with respect to the non-use and non-disclosure of their intellectual property. In the past, we have engaged in litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. We may engage in future litigation on similar grounds, which may require us to expend significant resources and to divert the efforts and attention of our management from our business operations. We cannot assure you that:

•	the steps we take to prevent misappropriation or infringement of our intellectual property or the intellectual property of our customers will be successful;

•	any existing or future patents will not be challenged, invalidated or circumvented; or

•	any of the measures described above would provide meaningful protection.

Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around our patents. If any of our patents fails to protect our technology it would make it easier for our competitors to offer similar products. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain countries.

Uncertainties involving litigation could adversely affect our business.

We and certain of our current and former officers and directors have been named as defendants in several purported securities class action lawsuits, which have now been consolidated into a single action. We and certain of our directors and officers have also been named as defendants in purported shareholder derivative actions. We and certain of our current and former officers and our Employee Benefits Plan Committee have also been named as defendants in a purported breach of fiduciary duties action. Although we believe that these lawsuits are without merit, an adverse determination could have a negative impact on the price of our stock. Moreover, regardless of the ultimate result, the lawsuits may divert management’s attention and resources from other matters, which could also adversely affect our business and results of operations.

Our success depends, in part, on our ability to effect suitable investments, alliances and acquisitions.

Although we invest significant resources in research and development activities, the complexity and speed of technological changes make it impractical for us to pursue development of all technological solutions on our own. On an ongoing basis, we review investment, alliance and acquisition prospects that would complement our existing product offerings, augment our market coverage or enhance our technological capabilities. However, we cannot assure you that we will be able to identify and consummate suitable investment, alliance or acquisition transactions in the future.

Moreover, if we consummate such transactions, they could result in:

•	large initial one-time write-offs of in-process research and development;

•	the incurrence of substantial debt and assumption of unknown liabilities;

•	the potential loss of key employees from the acquired company;

•	amortization expenses related to intangible assets; and

•	the diversion of management’s attention from other business concerns.

Integrating acquired organizations and their products and services may be expensive, time-consuming and a strain on our resources and our relationships with employees and customers, and ultimately may not be successful. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our product lines and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with acquisitions and the integration of multiple operations could have an adverse effect on our business, results of operations or financial condition.

We have significant goodwill and intangible assets, and future impairment of our goodwill and intangible assets could have a material negative impact on our financial condition and results of operations.

At December 29, 2006, we had $712.6 million of goodwill and $72.2 million of intangible assets, net, which together represented approximately 42% of our total assets. Approximately $616.3 million of the goodwill was generated in our merger with GlobespanVirata, Inc. in February 2004. In periods subsequent to an acquisition, at least on an annual basis or when indicators of impairment exist, we must evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they will be written down to estimated fair value, with a charge against earnings. If our market capitalization drops below our book value for a prolonged period of time, if our assumptions regarding our future operating performance change or if other indicators of impairment are present, we may be required to write-down the value of our goodwill and acquisition-related intangible assets by taking a non-cash charge against earnings. Because of the significance of our goodwill and intangible assets, any future impairment of these assets could have a material adverse effect on our financial condition and results of operations, although it would have no effect on our cash flow.

We may be liable for penalties under environmental laws, rules and regulations, which could adversely impact our business.

Our former manufacturing operations used a variety of chemicals and were subject to a wide range of environmental protection regulations in the United States and Mexico. We have been designated as a potentially responsible party and are engaged in groundwater remediation under a previously approved Consent Decree at one Superfund site located at a former silicon wafer manufacturing facility and steel fabrication plant in Parker Ford, Pennsylvania formerly occupied by us, which has been settled pursuant to a Consent Decree entered into with the EPA in August 2006. In addition, we are engaged in remediations of groundwater contamination at our former Newport Beach, California wafer fabrication facility. We estimate the remaining costs for these remediations to be approximately $1.5 million as of December 29, 2006 and have accruals for these costs in our consolidated balance sheets.

In the United States, environmental regulations often require parties to fund remedial action regardless of fault. Consequently, it is often difficult to estimate the future impact of environmental matters, including potential liabilities. While we have not experienced any material adverse effects on our operations as a result of such regulations, we cannot assure you that the costs that might be required to complete remedial actions, if any, will not have a material adverse effect on our business, financial condition and results of operations.

We may be limited in the future in the amount of net operating losses that we can use to offset taxable income.

As of December 29, 2006, we had approximately $1.3 billion of U.S. federal income tax net operating loss (NOL) carry forwards that can be used to offset taxable income in subsequent years. Approximately $455.5 million of the NOL carry forwards were acquired in the merger with GlobespanVirata and in other acquisitions. The NOL carry forwards are scheduled to expire at various dates through 2026. Section 382 of the Internal Revenue Code could limit the future use of some or all of the NOL carry forwards if the ownership of our common stock changes by more than 50 percentage points in certain circumstances over a three-year testing period. Based on information known to us, we have not undergone such a change of ownership and the merger did not constitute a change of ownership, although the shares of our common stock issued in the merger will be taken into account in any change of ownership computations. Direct or indirect transfers of our common stock, when taken together with the shift in ownership resulting from the merger, could result in a change of ownership that would trigger the Section 382 limitation. If such an ownership change occurs, Section 382 would limit our use of NOL carry forwards in each subsequent taxable year to an amount equal to a federal long-term tax-exempt rate published by the Internal Revenue Service at the time of the ownership change, multiplied by our fair market value at such time; any unused annual limitation amounts may also be carried forward. The merger resulted in a change of ownership of GlobespanVirata and the future use of GlobespanVirata’s NOL carry forwards is subject to the Section 382 limitation (or further limitation in the case of NOL carry forwards already subject to limitation as a result of previous transactions) based on the fair market value of GlobespanVirata at the time of the merger.

Provisions in our organizational documents and rights agreement and Delaware law may make it difficult for someone to acquire control of us.

We have established certain anti-takeover measures that may affect our common stock and convertible notes. Our restated certificate of incorporation, our by-laws, our rights agreement with Mellon Investor Services LLC, as rights agent, dated as of November 30, 1998, as amended, and the Delaware General Corporation Law contain several provisions that would make more difficult an acquisition of control of us in a transaction not approved by our board of directors. Our restated certificate of incorporation and by-laws include provisions such as:

•	the division of our board of directors into three classes to be elected on a staggered basis, one class each year;

•	the ability of our board of directors to issue shares of our preferred stock in one or more series without further authorization of our shareholders;

•	a prohibition on shareholder action by written consent;

•	a requirement that shareholders provide advance notice of any shareholder nominations of directors or any proposal of new business to be considered at any meeting of shareholders;

•	a requirement that a supermajority vote be obtained to remove a director for cause or to amend or repeal certain provisions of our restated certificate of incorporation or by-laws;

•	elimination of the right of shareholders to call a special meeting of shareholders; and

•	a fair price provision.

Our rights agreement gives our shareholders certain rights that would substantially increase the cost of acquiring us in a transaction not approved by our board of directors.

In addition to the rights agreement and the provisions in our restated certificate of incorporation and by-laws, Section 203 of the Delaware General Corporation Law generally provides that a corporation shall not engage in any business combination with any interested shareholder during the three-year period following the time that such shareholder becomes an interested shareholder, unless a majority of the directors then in office approves either the business combination or the transaction that results in the shareholder becoming an interested shareholder or specified shareholder approval requirements are met.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes as described in this prospectus. We will receive in exchange old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Therefore, the issuance of the new notes will not result in any change in our indebtedness.

We used the net proceeds from the issuance of the old notes, together with available cash, cash equivalents and marketable securities on hand, to repay at maturity our outstanding $456.5 million aggregate principal amount of 4% convertible subordinated notes due February 1, 2007. While that application was pending, we invested the net proceeds from the offering of the old notes in short-term interest-bearing securities.

OUR COMPANY

We design, develop and sell semiconductor system solutions, comprised of semiconductor devices, software and reference designs, for use in broadband communications applications that enable high-speed transmission, processing and distribution of audio, video, voice and data to and throughout homes and business enterprises worldwide. Our access solutions connect people through personal communications access products, such as personal computers (PCs) and television set-top boxes (STBs), to audio, video, voice and data services over wireless and wire line broadband connections as well as over dial-up Internet connections. Our central office solutions are used by service providers to deliver high-speed audio, video, voice and data services over copper telephone lines and optical fiber networks to homes and businesses around the globe. In addition, our media processing products enable the capture, display, storage, playback and transfer of audio and video content in applications throughout home and small office environments. These solutions enable broadband connections and network content to be shared throughout a home or small office-home office environment using a variety of communications devices, which we describe as the broadband digital home.

Our principal executive offices are located at 4000 MacArthur Boulevard, West Tower, Newport Beach, California 92660 and our telephone number is (949) 483-4600.

RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Years						Three Months Ended,
	2006	2005	2004	2003		2002	December 29, 2006

Ratio of Earnings to Fixed Charges(a)	—	—	—	1.9	x	—	1.1x

(a)	Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For purposes of calculating this ratio, earnings consist of income (loss) from continuing operations before (i) income taxes, (ii) income (loss) from equity method investments and (iii) fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and the portion of rent expense which we believe is representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges by $111.5 million, $163.0 million, $315.3 and $141.7 million for fiscal years 2006, 2005, 2004 and 2002, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

Accounts Receivable Financing Facility

On November 29, 2005, we established an accounts receivable financing facility whereby we sell, from time to time, certain accounts receivable to Conexant USA, LLC, or Conexant USA, a special purpose entity which is our consolidated subsidiary. Under the terms of our agreements with Conexant USA, we retain the responsibility to service and collect accounts receivables sold to it and receive a weekly fee from Conexant USA for handling administrative matters which is equal to 1.0%, on a per annum basis, of the uncollected value of the accounts receivable.

Concurrent with our agreements with Conexant USA, it entered into an $80.0 million revolving credit agreement with a bank which is secured by the assets of Conexant USA. This credit agreement has a term of 364 days, expiring November 28, 2007, with 364-day renewal periods at the discretion of the bank. Conexant USA is required to maintain certain minimum amounts on deposit (restricted cash) with the bank during the term of the credit agreement. Borrowings under the credit agreement, which cannot exceed the lesser of $80.0 million and 85% of the uncollected value of purchased accounts receivable that are eligible for coverage under an insurance policy for the receivables, bear interest equal to 7-day LIBOR plus 0.6%. Additionally, Conexant USA pays a fee of 0.2% per annum for the unused portion of the line of credit.

The credit agreement requires us and our consolidated subsidiaries to maintain minimum levels of shareholders’ equity and cash and cash equivalents. Further, any failure to pay our debts as they become due would allow the bank to terminate the credit agreement and cause all borrowings under the credit agreement to immediately become due and payable. At December 29, 2006, Conexant USA had $8.8 million of restricted cash and $79.7 million of accounts receivable, both of which serve as collateral under the credit agreement. At December 29, 2006, Conexant USA had borrowed $80.0 million under this credit agreement and we were in compliance with all financial covenants.

Convertible Subordinated Notes Due 2026

In March 2006, we issued $200.0 million principal amount of 4% convertible subordinated notes due March 2026 and, in May 2006, the initial purchaser of the notes exercised its option to purchase an additional $50.0 million principal amount of the 2026 Notes. Our total proceeds from these issuances, net of issuance costs, were $243.6 million. The 2026 Notes are general unsecured obligations. Interest on the 2026 Notes is payable in arrears semiannually on each March 1 and September 1, beginning on September 1, 2006. The 2026 Notes are convertible, at the option of the holder upon satisfaction of certain conditions, into shares of our common stock at a conversion rate of 203.2520 shares per $1,000 principal (representing an initial conversion price of approximately $4.92 per share), subject to adjustment for certain events. Approximately 50.8 million shares of our common stock would be issuable upon conversion of 100% of the 2026 Notes. Upon conversion, we have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock.

Beginning on March 1, 2011, we have the option to redeem the 2026 Notes at a price equal to 100% of the principal amount, plus any accrued and unpaid interest. Holders may require us to repurchase, for cash, all or part of our 2026 Notes on March 1, 2011, March 1, 2016 and March 1, 2021 at a price of 100% of the principal amount, plus any accrued and unpaid interest.

As unsecured subordinated obligations, our 2026 Notes rank junior in right of payment to our existing and future senior indebtedness, and are structurally subordinated to the indebtedness of our subsidiaries, including the short-term indebtedness of our Conexant USA subsidiary in connection with our accounts receivable financing facility. In addition, they are effectively subordinated to our secured debt to the extent of the value of the security, including the old notes and the new notes.

THE EXCHANGE OFFER

Why We Are Offering to Exchange Your Old Notes for New Notes

We originally sold the old notes on November 13, 2006, in a transaction exempt from the registration requirements of the Securities Act. J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, as the initial purchasers, then resold the old notes to qualified institutional buyers under Rule 144A and to persons in offshore transactions under Regulation S under the Securities Act. As of the date of this prospectus, $275 million aggregate principal amount of old notes is outstanding.

As a condition to the initial sale of the old notes, we entered into a registration rights agreement with the initial purchasers under which we agreed that we would, at our own cost, file an exchange offer registration statement under the Securities Act with the SEC and:

•	commence the exchange offer promptly after the registration statement is declared effective by the SEC and use our commercially reasonable efforts to complete the exchange offer not later than 60 days after such effective date;

•	keep the exchange offer open for no less than 20 business days after notice of the exchange is mailed to holders of old notes; and

•	use our commercially reasonable efforts to consummate the exchange within 270 days after the issuance of the old notes on November 13, 2006 (August 10, 2007).

We agreed to issue and exchange the new notes for all old notes tendered and not withdrawn before the exchange offer expires.

THE SUMMARY IN THIS PROSPECTUS OF THE REGISTRATION RIGHTS AGREEMENT IS NOT COMPLETE AND IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY, ALL THE PROVISIONS OF THE REGISTRATION RIGHTS AGREEMENT. WE URGE YOU TO READ THE ENTIRE REGISTRATION RIGHTS AGREEMENT CAREFULLY.

We filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. We intend to satisfy some of our obligations under the registration rights agreement with the registration statement.

Terms of the Exchange Offer

Timing of the Exchange Offer.  We are offering the new notes in exchange for your old notes. We will keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the old notes.

You May Tender Your Old Notes Only in Multiples of $1,000.  On the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn before 5:00 p.m., New York City time, on          , 2007. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes under the exchange offer. However, you may tender old notes only in multiples of $1,000.

Form and Terms of the New Notes.  The form and terms of the new notes will be the same as the form and terms of the old notes except that:

•	the new notes will have a different CUSIP number from the old notes;

•	the new notes will be registered under the Securities Act and will not have legends restricting their transfer;

•	the new notes will not contain terms providing for payment of liquidated damages under circumstances relating to the timing of the exchange offer, as described under “—Liquidated Damages” below; and

•	holders of the new notes will not be entitled to any registration rights under the registration rights agreement because these rights will terminate when the exchange offer is completed.

The new notes will evidence the same debt as the old notes and will be issued under, and be entitled to the benefits of, the same indenture governing the old notes. We will treat both series of notes as a single class of debt securities under the indenture.

Who Will Receive This Prospectus.  We will mail this prospectus and the letter of transmittal to all registered holders of the old notes as of          , 2007.

No Appraisal or Dissenters’ Rights.  In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture governing the old notes. We intend to conduct the exchange offer in accordance with the registration rights agreement, the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC related to exchange offers.

Acceptance of Tendered Old Notes.  We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of acceptance to The Bank of New York Trust Company, N.A., as the exchange agent for the exchange offer. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us.

If we do not accept your old notes tendered for exchange because:

•	you invalidly tendered your old notes;

•	some other events specified in this prospectus have occurred; or

•	you submitted your old notes for a greater principal amount than you wanted to exchange,

we will return the certificates for the unaccepted old notes, without expense, to you. If you tender old notes by book-entry transfer in the exchange agent account at The Depository Trust Company, or DTC, in accordance with the book-entry transfer procedures described below, any non-exchanged old notes will be credited to an account maintained with DTC as soon as possible after the expiration date of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on          , 2007, unless we extend the exchange offer in our sole discretion. If we extend the exchange offer, the expiration date is the latest date and time to which we extend the exchange offer.

We Can Amend or Extend the Exchange Offer

We can extend the exchange offer. To do so we must:

•	notify the exchange agent of any extension either orally or in writing; and

•	make an announcement of the extension before 9:00 a.m., New York City time, on the next business day after the previous date the exchange offer was scheduled to expire.

We also reserve the right to:

•	delay accepting any old notes; or

•	terminate the exchange offer and refuse to accept any old notes not previously accepted if any of the conditions described below under “How to Tender Your Old Notes—Conditions” shall have occurred and we have not waived them.

If we delay, extend or terminate the exchange offer we must give oral or written notice to the exchange agent.

We may also amend the terms of the exchange offer in any way we determine is advantageous to holders of the old notes. If this change is material, we will promptly disclose that amendment in a manner reasonably calculated to inform holders of the old notes.

We do not have to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to the Dow Jones News Service.

Interest on the New Notes

Interest is payable on the old notes, and will be payable on the new notes, on February 15, May 15, August 15 and November 15 of each year. The new notes will accrue interest on the same terms as the old notes, at a rate per annum equal to LIBOR plus 3.75% per year from February 15, 2007, the last maturity date of any interest installment on which interest was paid on the old notes. If you hold old notes and they are accepted for exchange you will waive your right to receive any payment in respect of interest on your old notes accrued from February 15, 2007 to the date the new notes are issued. Thus, if you exchange your old notes for new notes you will receive the same interest payment on May 15, 2007, which is the next interest payment date with respect to the old notes and the first interest payment date with respect to the new notes, that you would have received had you not accepted the exchange offer.

Resale of the New Notes

We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act and without delivering a prospectus that satisfies the requirements of the Securities Act, if you can make the representations set forth in the letter of transmittal, described in “How to Tender Your Old Notes—Representations on Tendering Old Notes”. If you intend to participate in a distribution of the new notes, however, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. In addition, you cannot be an “affiliate” of ours as defined in Rule 405 under the Securities Act. You must represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, we cannot assure you that the SEC will treat this exchange offer in the same way it has treated other exchange offers in the past. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

A broker-dealer that has bought old notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it has received for its own account in the exchange. A broker-dealer may use this prospectus to resell any of its new notes. We agreed in the registration rights agreement to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies until 180 days after the last exchange date. See “Plan of Distribution” below for more information regarding broker-dealers.

Shelf Registration Statement

In the event that we determine that a registered exchange offer is not available under applicable law or if applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or, if for any reason, we and the subsidiary guarantors do not consummate the exchange offer within 270 days after the closing date of the issuance of the old notes on November 13, 2006, or August 10, 2007, or upon receipt of a written request from any initial purchaser representing that it holds old notes that are ineligible to be exchanged in the exchange offer, we will use our commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the old notes and to keep that shelf registration statement effective until the expiration of the two-year holding period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all old notes covered by the shelf registration statement have been sold. We and the subsidiary guarantors will, in the event of such a shelf registration, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the old notes. A noteholder that sells old notes under the shelf registration statement generally will be required to make certain representations to us (as described in the registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations). Holders of old notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their old notes for registered new notes in the exchange offer.

Liquidated Damages

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 270 days after the closing date of the issuance of the old notes on November 13, 2006, or August 10, 2007, the annual interest rate borne by the old notes will be increased by 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) until the exchange offer is completed, the shelf registration statement is declared effective or the old notes become freely tradable under the Securities Act. If a shelf registration statement is required to be filed due to an unsold allotment of old notes held by an initial purchaser, such old notes will accrue additional interest if the shelf registration is not declared effective on or before the later of (1) 270 days after the closing date of the issuance of the old notes on November 13, 2006, or August 10, 2007, and (2) 90 days after such initial purchaser requests that we file a shelf registration statement for this purpose.

HOW TO TENDER YOUR OLD NOTES

Procedures for Physical Tender

To tender certificates representing old notes in the exchange offer, you must do the following:

•	properly complete, sign and date the letter of transmittal;

•	if the letter of transmittal so requires, have the signatures on the letter of transmittal guaranteed; and

•	mail or otherwise deliver the letter of transmittal, together with your old notes and any other required documents, to the exchange agent before 5:00 p.m., New York City time, on the expiration date.

In order for the tender to be effective, the exchange agent must receive the certificates for the old notes, a completed letter of transmittal and all other required documents before 5:00 p.m., New York City time, on the expiration date.

By tendering, you will make the representations described under the heading “Representations on Tendering Old Notes”. In addition, each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution”.

Your tender and our acceptance of the tender will constitute the agreement between you and us set forth in this prospectus and in the letter of transmittal.

As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions on their behalf.

You have the sole risk of the method you choose to have the old notes and the letter of transmittal and all other required documents delivered to the exchange agent. It is your responsibility to ensure that all procedures to effect a valid tender have been followed.

Beneficial Owners

If you hold old notes and your old notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct it to tender your old notes on your behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Participant” sent with the letter of transmittal.

If you hold old notes that are registered as described above and you want to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

Signatures on Letter of Transmittal

Generally, an eligible guarantor institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

An “eligible guarantor institution” is:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the U.S.; or

•	an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

If a person other than the registered holder of any old notes listed in the letter of transmittal signed the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize this person to tender the old notes on behalf of the registered holder and must be signed by the registered holder as the registered holder’s name appears on the old notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or bond powers, these persons should so indicate when signing, and unless waived by us, submit with the letter of transmittal evidence satisfactory to us of their authority to so act.

Procedures for Book-Entry Tender

Within two business days after the date of this prospectus the exchange agent will establish a new account or utilize an existing account with respect to the old notes at the book-entry transfer facility at DTC, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account with respect to the old notes in accordance with DTC’s procedures.

If you are a DTC participant or hold old notes registered in the name of a broker-dealer, commercial bank, trust company or other nominee, you may deliver your old notes by using the book-entry transfer procedures described below. DTC authorizes its participants that hold old notes on behalf of beneficial owners of old notes through DTC to tender their old notes as if they were holders. To effect a tender of old notes, DTC participants must transmit their acceptance to DTC through DTC’s automated tender offer program (ATOP), for which the transaction will be eligible.

DTC will verify the participant’s acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent an agent’s message, including confirmation of this book-entry transfer (a “book-entry confirmation”). An “agent’s message” is a message transmitted by DTC to, and received by, the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering the old notes stating:

•	the aggregate principal amount of old notes which have been tendered by the participant;

•	that the participant has received, and agrees to be bound by, the terms of the letter of transmittal; and

•	that we may enforce this agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below in this document are true and correct. Further, upon delivery of the agent’s message, a beneficial owner (whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably constituted and appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer and as trustee under the indenture for the notes) with respect to the tendered old notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such old notes, in accordance with the terms and conditions of the exchange offer.

The exchange agent must receive, on or prior to the expiration date, a timely agent’s message, including a book-entry confirmation of the book-entry transfer of the old notes into the exchange agent’s account at DTC. No agent’s message or book-entry confirmation should be sent to us.

It is your responsibility to ensure that all procedures to effect a valid tender have been followed. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Acceptance of Tendered Notes

We will determine, in our sole discretion, all questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt, of tendered old notes. We reserve the absolute right:

•	to reject any and all old notes not properly tendered;

•	to reject any old notes if our acceptance would, in the opinion of our counsel, be unlawful; and

•	to waive any irregularities or conditions of tender as to particular old notes.

Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, you must cure any defects or irregularities in connection with tenders of old notes within a period of time that we will determine. Neither we, nor the exchange agent, nor any other person will be liable for failure to give notice of any defect or irregularity with respect to any tender of old notes. We will not deem a tender of an old note to have been made until the defects or irregularities mentioned above have been cured or waived.

The exchange agent will return to the tendering holders any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived, unless otherwise provided in the letter of transmittal, as soon as practicable after the exchange offer expires.

Representations on Tendering Old Notes

By surrendering old notes in the exchange offer, whether by physical or book-entry delivery, you will be representing to us that, among other things:

•	you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

•	you are not an “affiliate”, as defined in Rule 405 under the Securities Act, of ours;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer;

•	you have full power and authority to tender, sell, assign and transfer the old notes tendered and to acquire the new notes issuable upon the exchange of such tendered old notes;

•	we will acquire good, marketable and unencumbered title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us; and

•	you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you cannot rely on the positions of the SEC’s staff contained in their no-action letters, including in Exxon Capital Holdings Corporation, SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Incorporated, SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993).

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resales of the new notes you receive in the exchange offer.

Guaranteed Delivery Procedures

If you wish to tender your old notes and:

•	you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date;

•	you cannot complete the procedure for book-entry transfer before the expiration date; or

•	your old notes are not immediately available in order for you to meet the expiration date deadline,

then you may participate in the exchange offer if:

(1) the tender is made through an eligible institution;

(2) before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

•	the name and address of the holder of the old notes, the certificate number or numbers of the old notes and the principal amount of old notes tendered;

•	a statement that the tender is being made thereby;

•	a guarantee that, within five business days after the expiration date, (a) the eligible guarantor institution will deposit (i) the letter of transmittal, together with the certificate or certificates representing the old notes in proper form for transfer or (ii) an agent’s message, including a confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, and (b) any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

(3) the exchange agent receives, within five business days after the expiration date:

•	a properly completed and executed letter of transmittal or an agent’s message in the case of a book-entry transfer;

•	the certificate or certificates representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC; and

•	all other documents required by the letter of transmittal.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of old notes in the exchange offer, the exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under “—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person who deposited the old notes to be withdrawn;

•	identify the old notes to be withdrawn including the certificate number or numbers and aggregate principal amount of old notes to be withdrawn or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the transfer agent;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture governing the old notes register the transfer of the old notes into the name of the person withdrawing the tender; and

•	specify the name in which the old notes being withdrawn are to be registered, if different from that of the person who deposited the notes.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue new notes unless the old notes withdrawn in this manner are validly retendered. We will return to you any old notes that you have tendered but that we have not accepted for exchange without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above under “—Procedures for Physical Tender” and “—Procedure for Book-Entry Tender” at any time before the expiration date.

Conditions

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and we may terminate the exchange offer as provided in this prospectus before the old notes are accepted, if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation is proposed, adopted or enacted, or the staff of the SEC interprets any existing law, statute, rule or regulation in a manner, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•	we deem it advisable to terminate the exchange offer.

The conditions listed above are for our sole benefit and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time.

If we determine in our reasonable discretion that we may terminate the exchange offer, we may:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders;

•	extend the exchange offer and retain all old notes tendered before the exchange offer expires, subject, however, to the rights of holders to withdraw these old notes; or

•	waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will disclose this change by means of a prospectus supplement that will be distributed to the registered holders of the old notes. If the exchange offer would otherwise expire, we will extend the exchange offer for 5 to 10 business days, depending on how significant the waiver is and the manner of disclosure to registered holders.

Exchange Agent

We have appointed The Bank of New York Trust Company, N.A. as the exchange agent for the exchange offer. You should direct any questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal to The Bank of New York Trust Company, N.A., as follows:

By Mail, Hand or Overnight Courier:

The Bank of New York Trust Company, N.A.
Corporate Trust Department
Reorganization Unit
101 Barclay Street — 7 East
New York, New York 10286

Attention:  Evangeline Gonzales

To Confirm By Telephone: (212) 815-3738

The Bank of New York Trust Company, N.A. is also the trustee under the indenture governing the old notes and the new notes and collateral agent under the collateral documents securing our obligations under the notes.

Fees and Expenses

We will pay the expenses of this exchange offer. We are making the principal solicitation for tenders of old notes by mail. Our officers and regular employees, however, may make additional solicitation by telegraph, facsimile, e-mail, telephone or in person. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in forwarding copies of this prospectus, letters of transmittal and related documents to beneficial holders of the old notes.

We will pay any transfer taxes applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the person surrendering the notes will pay the amount of any transfer taxes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, we will bill you directly for the amount of those transfer taxes.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Therefore, we will not recognize a gain or loss for accounting purposes. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the term of the notes.

Voluntary Participation

You do not have to participate in the exchange offer. You should carefully consider whether to accept the terms and conditions of this offer. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offer. See “Risk Factors—Risks Related to the Notes and Our Other Indebtedness—If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will be adversely affected.” for more information about the risks of not participating in the exchange offer.

Consequences of Failure to Exchange

If you are eligible to participate in the exchange offer but do not tender your old notes, you will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, you may resell your old notes that are not exchanged only:

•	to us, on redemption of notes or otherwise;

•	so long as the old notes are eligible for resale under Rule 144A under the Securities Act, to a person whom you reasonably believe is a “qualified institutional buyer” within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in accordance with Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act;

•	outside the U.S. to a foreign person in accordance with the requirements of Regulation S under the Securities Act; or

•	under an effective registration statement under the Securities Act, in each case in accordance with all other applicable securities laws.

Regulatory Approvals

We do not have to comply with any federal or state regulatory requirements and we do not have to obtain any approvals in connection with the exchange offer.

DESCRIPTION OF THE NEW NOTES

The Company issued the old notes and will issue the new notes under the Indenture dated as of November 13, 2006 (the “Indenture”) among itself, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). Except as otherwise expressly provided, references to the “Notes” in this section of the prospectus include both the old notes and the new notes. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture is unlimited in aggregate principal amount, although the issuance of old notes on November 13, 2006 was and of new notes in the exchange offer will be limited to $275.0 million in the aggregate. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes other than issue date, issue price and the first interest payment date (the “Additional Notes”). We will only be permitted to issue such Additional Notes if at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the holders of the Notes.

This description of the new notes is intended to be a useful overview of the material provisions of the Notes, the Indenture and the Collateral Documents (as defined below). Since this description of the new notes is only a summary, you should refer to the Indenture and the Collateral Documents for a complete description of the obligations of the Company and your rights. The Company will make a copy of the Indenture and the Collateral Documents available to the holders upon request.

You will find the definitions of capitalized terms used in this description under the heading “—Certain Definitions”. For purposes of this description, references to “the Company”, “we”, “our” and “us” refer only to Conexant Systems, Inc. and not to its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

New Notes Compared to Old Notes

The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes. We will consider the old notes and the new notes collectively to be a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase.

General

The Notes

The Notes:

•	are senior obligations of the Company;

•	are secured by first-priority Liens and security interests, subject to Permitted Liens, in substantially all of the assets (other than accounts receivable and all proceeds therefrom) of the Company, including, but not limited to, the intellectual property, real property (other than leased real property), fixtures and equipment now owned or hereafter acquired by the Company;

•	rank equally in right of payment to any existing and future senior Indebtedness of the Company and senior in right of payment to any existing and future subordinated Indebtedness of the Company;

•	will be effectively senior to all of the Company’s existing and future Indebtedness to the extent the Collateral secures the obligations under the Notes on a first-priority basis;

•	are unconditionally guaranteed on a senior secured basis by each of the Subsidiary Guarantors. See “—Subsidiary Guarantees”;

•	are limited to an aggregate principal amount of $275.0 million, subject to our ability to issue Additional Notes;

•	mature on November 15, 2010;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form; and

•	are expected to be eligible for trading in The PORTAL Market.

Subsidiary Guarantees

The Subsidiary Guarantees:

•	are senior obligations of the Subsidiary Guarantors;

•	are secured by first-priority Liens and security interests, subject to Permitted Liens, in substantially all of the assets (other than accounts receivable and all proceeds therefrom) of the Subsidiary Guarantors, including, but not limited to, the intellectual property, real property (other than leased real property), fixtures and equipment now owned or hereafter acquired by the Subsidiary Guarantors;

•	rank equally in right of payment with all existing and future senior Indebtedness of the Subsidiary Guarantors and senior in right of payment to any existing and future subordinated Indebtedness of the Subsidiary Guarantors; and

•	will be effectively senior to all of the Subsidiary Guarantors’ existing and future Indebtedness to the extent the Collateral secures the obligations under the Subsidiary Guarantees on a first-priority basis.

Interest

Interest on the Notes will:

•	accrue at a rate per annum equal to LIBOR plus 3.75%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee;

•	accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date;

•	be payable in cash quarterly in arrears on February 15, May 15, August 15 and November 15, commencing on (1) February 15, 2007 for the old notes and (2) May 15, 2007 for the new notes;

•	be payable to the holders of record on the February 1, May 1, August 1 and November 1 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year.

Notwithstanding the foregoing, if any such interest payment date (other than an interest payment date at maturity) would otherwise be a day that is not a Business Day, then the interest payment will be postponed to the next succeeding Business Day (except if that Business Day falls in the next succeeding calendar month, then interest will be paid on the immediately preceding Business Day). If the maturity date of the Notes is a day that is not a Business Day, all payments to be made on such day will be made on the next succeeding Business Day, with the same force and effect as if made on the maturity date, and no additional interest will be payable as a result of such delay in payment.

The LIBOR component of the interest rate will be reset quarterly by the Calculation Agent. LIBOR will be determined with respect to an Interest Period on the second London Banking Day preceding the first day of the Interest Period. The interest rate for each Interest Period (other than with respect to the period commencing November 13, 2006 and continuing until February 15, 2007 for which the LIBOR component was determined on November 9, 2006) will be adjusted with effect from the interest payment date on which such Interest Period begins.

The amount of interest for each day that any Note is outstanding (the “Daily Interest Amount”) is calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of such Notes. The amount of interest to be paid on the Notes for each interest period will be calculated by adding the Daily Interest Amounts for each day in the interest period. Each interest period shall end on (but not include) the relevant interest payment date.

All percentages resulting from any calculation of interest will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). In no event shall the actual interest rate exceed that permitted by applicable law.

We also will pay additional interest to holders of the old notes if we fail to complete the exchange offer described under “Exchange Offer” within 270 days after the issuance of the old notes or if certain other conditions contained in the Registration Rights Agreement are not satisfied. See “The Exchange Offer”.

Payments on the Notes; Paying Agent and Registrar

We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on the Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company and the Trustee may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

Except as described below, the Notes are not redeemable until November 15, 2008. On and after November 15, 2008, the Company may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Percentage

2008	102.00%
2009	101.00%
2010	100.00%

Prior to November 15, 2008, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 100% of the principal amount thereof plus a premium equal to the interest rate per annum on the Notes applicable on the date on which notice of redemption was given, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 65% of the original principal amount of the Notes remains outstanding after each such redemption; and

(2) the redemption occurs within 90 days after the closing of such Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking

The Notes are secured by the Collateral and rank senior in right of payment to all existing and future subordinated Indebtedness of the Company. The Notes rank equally in right of payment with all existing and future Indebtedness of the Company that is not so subordinated. The Notes and any Hedging Obligations with respect thereto are effectively senior to all of the Company’s and the Subsidiary Guarantors’ existing and future Indebtedness to the extent the Collateral secures the obligations under the Notes on a first-priority basis. The Notes are effectively subordinated to the Company’s and the Subsidiary Guarantors’ obligations pursuant to any Qualified Receivables Transaction to the extent the Company’s and the Subsidiary Guarantors’ accounts receivable and all proceeds therefrom secure such obligations on a first-priority basis. Conexant, Inc., Brooktree Broadband Holding, Inc. and Ficon Technology, Inc. (each of which is a Wholly Owned Subsidiary of the Company) have guaranteed the Notes. In addition, the Notes will be guaranteed by any future Domestic Subsidiary that is a Material Restricted Subsidiary; provided that, if any group of Domestic Subsidiaries that are not Subsidiary Guarantors, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, one or more of such Domestic Subsidiaries must guarantee the Notes such that after giving effect to such additional Guarantee or Guarantees, as the case may be, the remaining Domestic Subsidiaries that are not Subsidiary Guarantors, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would not constitute a Significant Subsidiary.

After giving effect to the repayment at maturity of the Company’s 4% convertible subordinated notes due February 1, 2007, as of December 29, 2006:

•	outstanding Indebtedness of the Company and the Subsidiary Guarantors would have been $525.0 million, $275.0 million of which would have been secured by the Collateral on a first-priority basis and none of which would have otherwise been secured;

•	Restricted Subsidiaries would have had $94.0 million of liabilities (including liabilities under Qualified Receivables Transactions, but excluding intercompany liabilities and Guarantees of the Notes); and

•	Non-Guarantor Restricted Subsidiaries would have had $94.0 million of liabilities (including liabilities under Qualified Receivables Transactions, but excluding intercompany liabilities).

Subsidiary Guarantees

The Subsidiary Guarantors have, jointly and severally, unconditionally guaranteed, on a senior basis, the Company’s obligations under the Notes and the Indenture. Each Subsidiary Guarantee is secured by the portion (if any) of the Collateral owned by such Subsidiary Guarantor. Such Subsidiary Guarantors has agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees. The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees rank equally in right of payment with other Indebtedness of such Subsidiary Guarantors, except to the extent such other Indebtedness is expressly subordinated to the obligations arising under the Subsidiary Guarantees, in which case the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees rank senior in right of payment to such other Indebtedness. The Subsidiary Guarantees are effectively senior to all of the Subsidiary Guarantors’ existing and future senior Indebtedness to the extent the Collateral secures the obligations under the Subsidiary Guarantees on a first-priority basis.

After giving effect to the repayment at maturity of the Company’s 4% convertible subordinated notes due February 1, 2007, as of December 29, 2006, the Subsidiary Guarantors would have no outstanding Indebtedness (excluding intercompany liabilities and Guarantees of the Notes).

Although the Indenture limits the amount of Indebtedness that Restricted Subsidiaries may Incur, such Indebtedness may be substantial.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

In the event a Subsidiary Guarantor is sold or disposed of, whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease), and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction, to or with a Person which is not the Company or a Restricted Subsidiary (other than a Receivables Entity), such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee, the Indenture, the Registration Rights Agreement, if applicable, and the Collateral Documents to which it is a party if:

(1) the sale or other disposition is in compliance with the Indenture, including the covenants “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time), “—Certain Covenants—Limitation on Sale of Capital Stock of Restricted Subsidiaries” and “—Certain Covenants—Merger and Consolidation”; and

(2) all the obligations of such Subsidiary Guarantor under all agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee, the Registration Rights Agreement, if applicable, and the Collateral Documents to which it is a party if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture, or in connection with any legal defeasance of the Notes, or upon satisfaction and discharge of the Indenture, each in accordance with the terms of the Indenture.

Collateral

Assets Pledged as Collateral

The Notes and Subsidiary Guarantees and any Hedging Obligations with respect thereto are or will be secured by first-priority Liens and security interests, subject to Permitted Liens, in substantially all of the assets (other than accounts receivable and all proceeds therefrom, 35% of the Capital Stock of each “first-tier” Foreign Subsidiary, the Capital Stock of a Foreign Subsidiary other than a “first-tier” Foreign Subsidiary and the membership interests of Conexant USA) of the Company and the Subsidiary Guarantors, including, but not limited to, any intellectual property, real property (other than leased real property), fixtures and equipment now owned or hereafter acquired by the Company or the Subsidiary Guarantors.

The Collateral includes any improvements or additions to the intellectual property, real property, fixtures and equipment that currently form part of the Collateral and any additional Collateral acquired with the proceeds of any issuance of Additional Notes. In addition, the Company and the Subsidiary Guarantors are required to pledge as first-priority Collateral any additional intellectual property, real property (other than leased real property) or related fixtures and equipment acquired after November 7, 2006, including intellectual property, real property (other than leased real property) or related fixtures and equipment acquired with the proceeds from certain specified transactions as described below under “—Certain Covenants with Respect to the Collateral—After-acquired property.” The Collateral also includes a pledge of all the Capital Stock owned directly by the Company and the Subsidiary Guarantors; provided that no such pledge will include more than 65% of the Capital Stock of any “first-tier” Foreign Subsidiaries, any Capital Stock of any Foreign Subsidiary that is not a “first-tier” Foreign Subsidiary or any membership interests of Conexant USA.

The Collateral does not include any Capital Stock and other securities of a Subsidiary to the extent that the pledge of such Capital Stock and other securities results in the Company being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement. In addition, in the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s Capital Stock secures the Notes, then the Capital Stock of such Subsidiary will automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Collateral Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to release the security interests in favor of the Collateral Agent on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 and Rule 3-10 of Regulation S-X under the Securities Act are amended, modified or interpreted by the SEC to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary will automatically be deemed to be a part of the Collateral but only to the extent permitted to not be subject to any such financial statement requirement.

Sufficiency of Collateral

No appraisal of the value of the Collateral has been made and the value of the Collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, liquidating the Collateral securing the Notes may not produce proceeds in an amount sufficient to pay any amounts due on the Notes.

The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the semiconductor industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

Certain Covenants with Respect to the Collateral

The Collateral has been pledged pursuant to the Collateral Documents, which contain provisions relating to the administration, preservation and disposition of the Collateral. The following is a summary of some of the covenants and provisions set forth in the Collateral Documents and the Indenture as they relate to the Collateral.

Maintenance of collateral.  The Collateral Documents provide that the Company and the Subsidiary Guarantors shall maintain the Collateral in good, safe and insurable operating order, condition and repair and do all other acts as may be reasonably necessary or appropriate to maintain and preserve the value of the Collateral. The Collateral Documents also provide that the Company and the Subsidiary Guarantors will pay all real estate and other taxes, and maintain in full force and effect all material permits and certain insurance coverages.

Certain proceeds.  The Collateral Documents provide that proceeds from the destruction or condemnation of the Collateral or from eminent domain proceedings shall be deposited into a Collateral Account to be invested in Additional Assets (which may include performance of a Restoration of the Collateral). Any remaining proceeds will then be applied in accordance with the covenant under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” below.

As more fully described below under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”, the Company must pledge the non-cash proceeds from certain sales of Collateral as Collateral for the Notes and use the cash proceeds from any such sale of Collateral to purchase Additional Assets that must be pledged as Collateral for the Notes. Any remaining proceeds will then be applied to make an offer to repurchase the Notes in accordance with the terms of the Indenture.

Proceeds from any of the above transactions will be deposited in a segregated account under the control of the Collateral Agent.

After-acquired property.  Upon the acquisition by the Company or any Subsidiary Guarantor after the Issue Date of (1) any assets, including, but not limited to, any after-acquired real property (other than leased real property) or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures that form part of the Collateral or (2) any Additional Assets out of the Net Cash Proceeds in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of

Assets and Subsidiary Stock”, the Company or such Subsidiary Guarantor will execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral will be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

Further assurances.  The Collateral Documents and the Indenture provide that the Company and the Subsidiary Guarantors will, at their sole expense, do all acts which may be reasonably necessary to confirm that the Collateral Agent holds, for the benefit of the holders of the Notes and the Trustee, duly created, enforceable and perfected first-priority Liens and security interests, as applicable, in the Collateral (subject to Permitted Liens).

As required by applicable law, or upon request of the Trustee, the Company and the Subsidiary Guarantors will, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, which may be necessary to assure, perfect, transfer and confirm the property and rights conveyed by the Collateral Documents, including with respect to after-acquired Collateral.

The Indenture provides that the Company will comply with the applicable provisions of the Trust Indenture Act as they relate to the Collateral.

To the extent applicable, the Company will cause Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes, to be complied with. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that under the terms of Section 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) is inapplicable.

Impairment of security interest.  Neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the holders of the Notes with respect to the Collateral. Neither the Company nor any of its Restricted Subsidiaries will grant to any Person, or permit any Person to retain (other than the Collateral Agent, the Company or the Subsidiary Guarantors), any interest whatsoever in the Collateral, other than Permitted Liens. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes and the Collateral Documents. The Company will, and will cause each Subsidiary Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee shall reasonably request, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Collateral Documents.

Real estate mortgages and filings.  With respect to any fee interest in any real property (individually and collectively, the “Premises”) owned by the Company or a Subsidiary Guarantor on the Issue Date or acquired by the Company or a Subsidiary Guarantor after the Issue Date:

(1) the Company shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, fully executed counterparts of Mortgages, each dated as of the Issue Date (or as soon as practical thereafter) or the date of acquisition of such property, as the case may be, duly executed by the Company or the applicable Subsidiary Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(2) the Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of itself and the holders of the Notes in the amounts and in the form necessary, with respect to the property purported to be covered by such Mortgage, to insure that title to such property is marketable and that the interests created by the

Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances, other than Permitted Liens, and such policies will also include, to the extent available, such other necessary endorsements and will be accompanied by evidence of the payment in full of all premiums thereon; and

(3) the Company shall, or shall cause its Subsidiary Guarantors to, deliver to the Collateral Agent (a) with respect to each of the covered Premises owned on the Issue Date, such filings, surveys (or any updates or affidavits that the title company may reasonably require in connection therewith), local counsel opinions and fixture filings, along with such other documents, instruments, certificates and agreements, as the initial purchasers and their counsel shall reasonably request, and (b) with respect to each of the covered Premises acquired after the Issue Date, such filings, surveys, instruments, certificates, agreements and/or other documents necessary to comply with clauses (1) and (2) above and to perfect the Collateral Agent’s security interest in such acquired covered Premises, together with such local counsel opinions as the Collateral Agent and its counsel shall reasonably request.

Negative pledge.  The Indenture provides that the Company and its Restricted Subsidiaries will not further pledge the Collateral as security or otherwise, subject to Permitted Liens. The Company, however, subject to compliance by the Company with the “—Certain Covenants—Limitation on Indebtedness” covenant, has the ability to issue an unlimited aggregate principal amount of Additional Notes having terms and conditions identical to those of the Notes, all of which may be secured by the Collateral.

Foreclosure

Upon the occurrence and during the continuance of an Event of Default, the Collateral Documents provide for (among other available remedies) the foreclosure upon and sale of the applicable Collateral by the Collateral Agent and the distribution of the net proceeds of any such sale to the holders of the Notes, subject to any prior Liens on the Collateral.

Certain Bankruptcy Limitations

The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or any Subsidiary Guarantor prior to the Trustee having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a domestic or foreign bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would hold secured claims to the extent of the value of the Collateral to which the holders of the Notes are entitled, and unsecured claims with respect to the shortfall.

In addition, because a portion of the Collateral may consist of pledges of a portion of the Capital Stock of certain of our Foreign Subsidiaries, the validity of those pledges under applicable foreign law, and the ability of the holders of the Notes to realize upon that Collateral under applicable foreign law, may be limited by such law, which limitations may or may not affect such Liens.

Release

The Liens on the Collateral will be released with respect to the Notes:

(1) in whole, upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes;

(2) in whole, upon satisfaction and discharge of the Indenture;

(3) in whole, upon a legal defeasance as set forth under the caption “—Defeasance”;

(4) in part, as to any property constituting Collateral (a) that is sold or otherwise disposed of by the Company or any of its Restricted Subsidiaries in a transaction permitted by “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or by the Collateral Documents, to the extent of the interest sold or disposed of, (b) that is cash or Net Available Cash withdrawn from a Collateral Account for any one or more purposes permitted by subsection (a) of—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”; (c) that is of the nature described in clauses (1), (4), (5), (7), (8), (10), (11) or (16) of the proviso in the definition of “Asset Disposition”, and is subject to a disposition as therein provided, (d) that is owned or at any time acquired by a Subsidiary of the Company that has been released from its Subsidiary Guarantee in accordance with the Indenture, concurrently with the release thereof, (e) that is Capital Stock of a Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act, due to the fact that such Subsidiary’s Capital Stock secures the Notes, to file separate financial statements with the SEC (or any other governmental agency) or (f) otherwise in accordance with, and as expressly provided for under, the Indenture;

(5) with the consent of each holder of the Notes affected thereby (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes); and

(6) with respect to the Newport Beach Property and any mortgage thereon, at the time any Permitted Investment is made with such Newport Beach Property; provided that the Company or the applicable Restricted Subsidiary shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in any consideration received by the Company or its Restricted Subsidiaries in connection with such Permitted Investment and to have such after-acquired property added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect;

provided, that, in the case of any release in whole pursuant to clauses (1) through (5) above, all amounts then owing to the Trustee under the Indenture, the Notes, the Subsidiary Guarantees, the Registration Rights Agreement, if applicable, and the Collateral Documents have been paid.

To the extent applicable, the Company and each Subsidiary Guarantor will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to the Collateral Documents and the Indenture:

(1) an Officers’ Certificate and Opinion of Counsel as required by the Indenture; and

(2) all documents required by Section 314(d) of the Trust Indenture Act, the Collateral Documents and the Indenture.

Upon compliance by the Company or the Subsidiary Guarantors, as the case may be, with the conditions precedent set forth above, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Company, or its Subsidiary Guarantors, as the case may be, the released Collateral.

Change of Control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional Redemption”, each holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 45 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional Redemption”, the Company will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in minimum denominations of $1,000 or in integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee (by book entry or otherwise) the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on such Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Prior to mailing a Change of Control Offer, and as a condition to such mailing, (1) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that would be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused under such indenture or other agreement by the Change of Control or (2) the Company shall have repaid, or cause to have been repaid, all outstanding Indebtedness issued under an indenture or other agreement that would be violated by a payment to the holders of Notes under a Change of Control Offer or (3) the Company shall have offered to repay all such Indebtedness, made payment to the holders of such Indebtedness that accept such offer and obtained waivers of any event of default from the remaining holders of such Indebtedness.

The Company covenants to effect such repayment or obtain such consent and/or waiver within 30 days following any Change of Control, it being a Default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Company’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. Future Indebtedness of the Company and its Subsidiaries may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of any future Indebtedness may prohibit the Company’s prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay any such Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the agreement governing such other Indebtedness.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

Certain Covenants

Limitation on Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof:

(1) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

(2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness represented by (a) the old notes and the new notes and the Subsidiary Guarantees, (b) any Indebtedness (other than the Indebtedness described in clauses (2), (4), (5), (6), (7), (8) and (12) of this paragraph) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (1) or clause (11) of this paragraph or Incurred pursuant to the first paragraph of this covenant;

(2) the Incurrence by any Receivables Entity of Indebtedness represented by Qualified Receivables Transactions;

(3) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments, in each case Incurred to finance all or any part of the purchase price or cost of construction or improvement of assets or property (other than Capital Stock or other Investments) acquired, constructed or improved in the ordinary course of business of the Company or such Restricted Subsidiary, and Attributable Indebtedness, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (3), not to exceed the greater of (x) $10.0 million or (y) 5% of Consolidated Net Tangible Assets, at any time outstanding;

(4) Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,

(a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b) if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

(c) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity); and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity),

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(5) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (a) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred in accordance with the Indenture; (b) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) for the purpose of fixing or hedging commodity price risk with respect to any commodities;

(6) Guarantees by (a) the Company or Subsidiary Guarantors of Indebtedness Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of the Indenture and (b) Non-Guarantor Restricted Subsidiaries of Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be;

(7) Indebtedness Incurred in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance obligations and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(8) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(9) Indebtedness of the Company or any Restricted Subsidiary represented by letters of credit or bank guarantees entered into in the ordinary course of business to the extent that such letters of credit or bank guarantees are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 30th Business Day following a demand for reimbursement following payment on the letter of credit or bank guarantee; provided that such letter of credit or bank guarantee must comply with the first paragraph of this covenant if it is issued in support of other Indebtedness;

(10) Indebtedness of the Company or any Restricted Subsidiary Incurred in connection with any Sale/Leaseback Transaction permitted pursuant to the covenant described under “—Limitation on Sale/Leaseback Transactions”;

(11) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that after giving effect to such acquisition or merger and the Incurrence of such Indebtedness pursuant to this clause (11):

(a) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant; or

(b) the Consolidated Coverage Ratio of the Company and the Restricted Subsidiaries would be greater than immediately prior to such acquisition or merger;

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(13) Indebtedness of the Company or any Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(14) in addition to the items referred to in clauses (1) through (13) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (14) and then outstanding, will not exceed $25.0 million at any time outstanding;

(15) Subordinated Obligations of the Company or any Subsidiary Guarantor in an aggregate principal amount which, when taken together with the principal amount of all other Subordinated Obligations Incurred pursuant to this clause (15), does not exceed the greater of (a) $25.0 million and (b) $100.0 million less the amount of any outstanding Indebtedness represented by Qualified Receivables Transactions; provided, that no such Subordinated Obligation is subject to a sinking fund or has a maturity date earlier than the final maturity date of the Notes; and

(16) Indebtedness of the Company or a Restricted Subsidiary to the extent the net proceeds thereof are (a) promptly deposited to defease all outstanding Notes as described under “—Defeasance”, (b) used by the Company to repurchase Notes following a Change of Control as described under “—Change of Control” or (c) used to discharge the Indenture.

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent in all material respects as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent in all material respects as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Subsidiary Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later classify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses;

(2) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(4) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(5) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred

Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitation on Indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b) dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (a) Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (4) of the second paragraph of the covenant “—Limitation on Indebtedness” or (b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a

“Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a) a Default shall have occurred and be continuing (or would result therefrom); or

(b) the Company is not able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph under the “—Limitation on Indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (1), (3), (4), (5), (7), (8) and (10) of the next succeeding paragraph) would exceed the sum of:

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate Net Cash Proceeds received by the Company subsequent to the Issue Date from the issue or sale of its Capital Stock (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that, in each case, have been converted into or exchanged for Capital Stock that is not Disqualified Stock (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock, Disqualified Stock or convertible or exchangeable debt securities to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) excluding in any event Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock, Disqualified Stock or convertible or exchangeable debt securities or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of the caption “—Optional Redemption”;

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and

(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or irrevocable redemption notice, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or from the substantially concurrent contribution of common Capital Stock to the Company; provided, however, that the Net Cash Proceeds from such sale or contribution of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and that in each case constitutes Refinancing Indebtedness;

(4) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and that in each case constitutes Refinancing Indebtedness;

(5) the payment of any dividend by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis;

(6) so long as no Default or Event of Default has occurred and is continuing,

(a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company held by any existing or former employees or directors of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate employees or directors; provided that such Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided further that such redemptions or repurchases pursuant to this clause will not exceed $5.0 million in the aggregate during any twelve-month period, plus the amount of any capital contributions to the Company as a result of sales of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Company or any direct or indirect parent of the Company to such persons (provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph); and

(b) loans or advances to employees, officers or directors of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company, in an aggregate amount not in excess of $5.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan); provided, however, that the Company and its Subsidiaries shall comply in all material respects with the provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to the provisions of any such loans and advances;

(7) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(8) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “—Change of Control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Limitation on Sales of Assets and Subsidiary Stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(9) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under “—Limitation on Sales of Assets and Subsidiary Stock”;

(10) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”; and

(11) so long as no default has occurred and is continuing, Restricted Payments in an amount not to exceed $25.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $20.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “—Limitation on Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as evidenced by a resolution of the Board of Directors of the Company) of the property subject to such transaction;

(2) the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness”;

(3) the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction securing such Attributable Indebtedness without securing the Notes pursuant to the covenant described under “—Limitation on Liens”; and

(4) the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under “—Limitation on Sales of Assets and Subsidiary Stock” (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or with respect to any other interest in or participation in, or measured by, its profits or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit:

(1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date and identified on a schedule to the Indenture on the Issue Date, including, without limitation, the Indenture, the Notes, the exchange notes, the Subsidiary Guarantees and the Collateral Documents in effect on such date;

(2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date; provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired and that, in the case of Indebtedness, was permitted to be Incurred pursuant to the Indenture;

(3) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this paragraph or this clause (3) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (1) or (2) of this paragraph or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are not more restrictive in any material respect, taken as a whole, to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (1) or (2) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(4) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(5) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(b) contained in mortgages, pledges or other collateral documents permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other collateral documents; or

(c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6) (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(7) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8) encumbrances or restrictions contained in indentures or debt instruments or other debt arrangements Incurred or Preferred Stock issued by Subsidiary Guarantors in accordance with “—Limitation on Indebtedness”, which encumbrances or restrictions are not more restrictive, taken as a whole, than those applicable to the Company and its Restricted Subsidiaries in the Indenture;

(9) any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that in the good faith determination of the Board of Directors are necessary to effect such Qualified Receivables Transaction;

(10) customary provisions limiting or prohibiting the encumbrance, disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale/leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation or prohibition is applicable only to the assets that are the subject of such agreements; and

(11) restrictions on cash or other deposits or net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business.

Limitation on Sales of Assets and Subsidiary Stock

(1) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition of Collateral unless:

(a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the Collateral subject to such Asset Disposition;

(b) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents and 100% of the Net Available Cash therefrom is deposited directly by the Company into a Collateral Account; and

(c) the remaining consideration from such Asset Disposition that is not in the form of cash or Cash Equivalents is thereupon with its acquisition pledged as Collateral to secure the Notes.

Any Net Available Cash deposited into a Collateral Account from any Asset Dispositions of Collateral, Recovery Events (as described below) or Asset Swaps involving the transfer of Collateral (as described below) may be withdrawn by the Company to be invested by the Company in Additional Assets within 360 days of the date of such Asset Disposition, Recovery Event or Asset Swap, which Additional Assets are thereupon with their acquisition added to the Collateral securing the Notes.

All of the Net Available Cash received by the Company or such Restricted Subsidiary, as the case may be, from any Recovery Event shall be deposited directly into a Collateral Account and may be withdrawn by the Company or such Restricted Subsidiary to be invested in Additional Assets (which may include performance of a Restoration of the affected Collateral) in accordance with the preceding paragraph within 360 days of the date of such Recovery Event.

Any Net Available Cash from Asset Dispositions of Collateral, Asset Swaps involving the transfer of Collateral or Recovery Events that are not applied or invested as provided in this subsection (1) or in accordance with the Collateral Documents will be deemed to constitute “Excess Collateral Proceeds”. On the 361st day after an Asset Disposition, Asset Swap or Recovery Event pursuant to this subsection (1), if the aggregate amount of Excess Collateral Proceeds exceeds $10.0 million, the Company will be required to make an offer (“Collateral Disposition Offer”) to all holders of Notes to purchase the maximum principal amount of Notes to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer is less than the Excess Collateral Proceeds, the Company may use any remaining Excess Collateral Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Collateral Proceeds, the Notes to be purchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered Notes. Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero.

Notwithstanding the foregoing, at any time prior to the 361st day after any Asset Disposition, Asset Swap or Recovery Event involving the transfer of Collateral, the Company may, at its option and in satisfaction of its obligation to make a Collateral Disposition Offer pursuant to the preceding paragraph, use any Excess Collateral Proceeds from such Asset Disposition, Asset Swap or Recovery Event to make an offer (an “Early Collateral Disposition Offer”) to all holders of Notes to purchase the maximum principal amount of Notes to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to or exceeding 100% of the principal amount of the Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes validly tendered and not properly withdrawn pursuant to an Early Collateral Disposition Offer is less than the Excess Collateral Proceeds used to make such Early Collateral Disposition Offer, the Company may use any such remaining Excess Collateral Proceeds for general corporate purposes, subject to other covenants contained in the Indenture; provided that such remaining Excess Collateral Proceeds shall not be deemed to be Excess Collateral Proceeds for purposes of the requirement to make a Collateral Disposition Offer. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Collateral Proceeds used to make such Early Collateral Disposition Offer, the Notes to be purchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered Notes. Upon completion of such Early Collateral Disposition Offer, any Notes acquired by the Company shall be canceled and will not be used to secure the Notes.

(2) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition (other than an Asset Disposition of Collateral) unless:

(a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(b) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents. For purposes of this provision only, each of the following shall be deemed to be cash:

(i) the amount of any liabilities, as shown on the Company’s most recent consolidated balance sheet or in the notes thereto, of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(ii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion) within 180 days of their receipt; and

(iii) any stock or assets received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Available Cash (or other cash in such amount) under clause (c)(iii) below; and

(c) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be, within 360 days after receipt:

(i) to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company); provided, however, that, in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition of Indebtedness pursuant to this clause (i), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired;

(ii) to invest in Additional Assets;

(iii) to make a capital expenditure; or

(iv) in any combination of applications and investments specified in the preceding clauses;

provided that pending the final application of any such Net Available Cash in accordance with clause (c) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions (other than Asset Dispositions of Collateral) that are not applied or invested as provided in this subsection (2) will be deemed to constitute “Excess Proceeds”. On the 361st day after such an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all holders of Notes and, to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any such Asset Disposition, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness, if applicable, so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds as set forth in an Officers’ Certificate, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and the agent for the Pari Passu Indebtedness shall select the Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

Notwithstanding the foregoing, at any time prior to the 361st day after any Asset Disposition (other than an Asset Disposition of Collateral), the Company may, at its option and in satisfaction of its obligation to make an Asset Disposition Offer pursuant to the preceding paragraph, use any Excess Proceeds from such Asset Disposition to make an offer (an “Early Asset Disposition Offer”) to all holders of Notes and, to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any such Asset Disposition, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to or exceeding 100% of the principal amount of the Notes and Pari Passu Indebtedness plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness, if applicable, so validly tendered and not properly withdrawn pursuant to an Early Asset Disposition Offer is less than the Excess Proceeds used to make such Early Asset Disposition Offer, the Company may use any such remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture; provided that such remaining Excess Proceeds shall not be deemed to be Excess Proceeds for purposes of the requirement to make an Asset Disposition Offer. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds used to make such Early Asset Disposition Offer, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and the agent for the Pari Passu Indebtedness shall select the Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Pari Passu Indebtedness. Upon completion of such Early Asset Disposition Offer, any Notes acquired by the Company shall be canceled and will not be used to secure the Notes.

(3) Any Collateral Disposition Offer, Early Collateral Disposition Offer, Asset Disposition Offer or Early Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and Pari Passu Indebtedness required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness, if applicable, validly tendered in response to the Collateral Disposition Offer, Early Collateral Disposition Offer, Asset Disposition Offer or Early Asset Disposition Offer, as applicable.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on such Asset Disposition Purchase Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Collateral Disposition Offer, Early Collateral Disposition Offer, Asset Disposition Offer or Early Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Collateral Disposition Offer, Early Collateral Disposition Offer, Asset Disposition Offer or Early Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn, in each case in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Collateral Disposition Offer, Early Collateral Disposition Offer, Asset Disposition Offer or Early Asset Disposition Offer, as the case may be, on the Asset Disposition Purchase Date.

(4) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

(a) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $10.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company;

(c) in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $20.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view; and

(d) in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of Collateral, (i) any Related Business Assets received by the Company or any Restricted Subsidiary shall be pledged as Collateral securing the Notes and (ii) any Net Available Cash received by the Company or any Restricted Subsidiary shall be deposited directly into a Collateral Account and may be withdrawn by the Company or such Restricted Subsidiary to be invested in Additional Assets in the manner set forth under subsection (1) above.

(5) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

(6) The Company will provide certain opinions and certificates to the Trustee in connection with an Asset Disposition or Asset Swap pursuant to this covenant as provided in the Indenture.

Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2) in the event such Affiliate Transaction or series of related Affiliate Transactions involves an aggregate consideration in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction or transactions, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction or series of related Affiliate Transactions satisfies the criteria in clause (1) above); and

(3) in the event such Affiliate Transaction or series of related Affiliate Transactions involves an aggregate consideration in excess of $20.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction or series of related Affiliate Transactions is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Company;

(2) any transaction between the Company and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities) and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “—Limitation on Indebtedness”;

(3) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary;

(4) pledges of Capital Stock of Unrestricted Subsidiaries;

(5) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction; acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction; servicing, collection and other services in connection with a Qualified Receivables Transaction (and any fees paid or payable in connection therewith); and any repurchase of Receivables by the Company or a Restricted Subsidiary in connection with a Qualified Receivables Transaction;

(6) the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of, any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous to the holders of the Notes than the terms of the agreements in effect on the Issue Date;

(7) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(8) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices, in an aggregate amount not in excess of $5.0 million with respect to all loans or advances at any time outstanding; provided, however, that the Company and its Subsidiaries shall comply in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to the provision of any such loans and advances;

(9) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of the Board of Directors or senior management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(10) any transactions between or among Jazz and the Company and its Restricted Subsidiaries pursuant to agreements in effect on the Issue Date or in the ordinary course of business; and

(11) any transactions between or among Mindspeed and the Company and its Restricted Subsidiaries pursuant to agreements in effect on the Issue Date in the ordinary course of business.

Limitation on Sale of Capital Stock of Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or, with respect to a Restricted Subsidiary, to issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:

(1) to the Company or a Wholly Owned Subsidiary (other than a Receivables Entity); or

(2) in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

Notwithstanding the preceding paragraph, the Company and its Restricted Subsidiaries may sell all the Voting Stock of a Restricted Subsidiary as long as the Company or its Restricted Subsidiaries comply with the terms of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”. In that case, such Restricted Subsidiary, if a Subsidiary Guarantor, will be automatically released from all its obligations under the Indenture, its Subsidiary Guarantee, the Registration Rights Agreement, if applicable, the Collateral Documents and the Liens, if any, on the Collateral pledged by such Subsidiary Guarantor pursuant to the Collateral Documents shall be released with respect to the Notes if all the obligations of such Subsidiary Guarantor under any Qualified Receivables Transaction and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such sale.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms. The financial information filed with the SEC or delivered to holders pursuant to this covenant shall include consolidated financial statements for the Company, the Subsidiary Guarantors and Subsidiaries that are not Subsidiary Guarantors in the form prescribed by the SEC.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and will expressly assume, by written agreement, all the obligations of the Company under the Registration Rights Agreement, if applicable, and the Collateral Documents (as applicable) and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Company, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Successor Company would:

(a) have a consolidated net worth equal to or greater than the consolidated net worth of the Company and the Restricted Subsidiaries immediately before the transaction; and

(b) be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitation on Indebtedness” covenant;

(4) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and shall have by written agreement confirmed that its obligations under the Registration Rights Agreement, if applicable, and the Collateral Documents shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Subsidiary Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, in a single or a series of related transactions, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The predecessor Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Collateral Documents, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clause (3), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (5).

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than the Company or another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor (other than to the Company or another Subsidiary Guarantor) unless:

(1) (a) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee and the Indenture, and will expressly assume, by written agreement, all the obligations of the Company under the Registration Rights Agreement and the related Collateral Documents and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the surviving entity, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

(2) the transaction is made in compliance with the covenants described under “—Limitation on Sales of Assets and Subsidiary Stock” and “—Limitation on Sale of Capital Stock of Restricted Subsidiaries”.

Future Subsidiary Guarantors

The Company will cause each Material Restricted Subsidiary (other than a Receivables Entity or Foreign Subsidiary that does not guarantee any Indebtedness of the Company or any Restricted Subsidiary) created, designated or acquired by the Company or one or more of its Restricted Subsidiaries to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis with the other Subsidiary Guarantors, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior secured basis. In addition, the Company will cause such Material Restricted Subsidiary to become a party to the Collateral Documents and take such actions necessary or advisable to grant to the Collateral Agent, for the benefit of itself and the holders of the Notes, a perfected security interest in any Collateral held by such Material Restricted Subsidiary, subject to Permitted Liens.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Subsidiary Guarantee shall be released in accordance with the provisions of the Indenture described under “—Subsidiary Guarantees”.

Limitation on Lines of Business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Payments for Consent

Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Each of the following is an Event of Default:

(1) default for 30 days in any payment when due of interest on any Note, or additional interest (as required by the Registration Rights Agreement) with respect to the old notes;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company or any Subsidiary Guarantor to comply with its obligations under “—Certain Covenants—Merger and Consolidation”;

(4) failure by the Company or any of its Restricted Subsidiaries to comply for 60 days after notice as provided below with its other agreements contained in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(6) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $15.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8) any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee; or

(9) with respect to any Collateral having a fair market value in excess of $15.0 million, individually or in the aggregate, (a) the security interest under the Collateral Documents, at any time, ceases to be in full force and effect for any reason (other than solely as a result of any action taken or not taken by the Collateral Agent that was required to be taken or not taken by the Collateral Agent pursuant to the Collateral Documents) other than in accordance with their terms and the terms of the Indenture and other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture, (b) the security interest created under the Collateral Documents is declared invalid or unenforceable in any material respect by a court of competent jurisdiction or (c) the Company or any Subsidiary Guarantor asserts that any such security interest or Collateral Document is invalid or unenforceable prior to the time that the Collateral is to be released to the Company or the Subsidiary Guarantors, and in the case of any default referred to in clause (a) or (b) hereof, such default continues uncured for 30 days after written notice thereof is given to the Company by the Trustee or holders of at least 25% in principal amount of the outstanding Notes.

However, a default under clause (4) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (4) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) under “—Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if (a) the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto, (b) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (c) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee or the Collateral Agent, if an Event of Default occurs and is continuing, the Trustee or the Collateral Agent will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents at the request or direction of any of the holders unless such holders have offered to the Trustee or the Collateral Agent reasonable indemnity or security against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof becomes known to the Company, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or member of the Company or any Subsidiary or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture, the Subsidiary Guarantees, the Registration Rights Agreement or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Subsidiary Guarantors (“legal defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(4) the legal defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“covenant defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default” will no longer constitute Events of Default with respect to the Notes.

In order to exercise either legal defeasance or covenant defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium (and additional interest, if any) on, the outstanding Notes on the Stated Maturity of the Notes or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of legal defeasance, the Company must deliver to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, the Company must deliver to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit under the Indenture (other than a Default or Even of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any Restricted Subsidiary is a party or by which the Company or any Restricted Subsidiary is bound;

(6) the Company must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes being defeased over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Amendments and Waivers

Except as provided in the next three succeeding paragraphs, the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of (or the premium on) or change the Stated Maturity of any Note or alter the provisions with respect to the redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in currency other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) waive a redemption payment with respect to any Note;

(8) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9) modify any Collateral Document or the provisions in the Indenture dealing with the Collateral Documents or application of trust moneys in any manner adverse to the holders of the Notes or otherwise release any Collateral other than in accordance with the Indenture and the Collateral Documents; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding paragraphs, without the consent of any holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(3) provide for the assumption of the Company’s or a Subsidiary Guarantor’s obligations to holders of Notes and Subsidiary Guarantees under the Indenture, the Notes, the Subsidiary Guarantees, the Registration Rights Agreement, if applicable, and the Collateral Documents in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets, as applicable;

(4) make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights of any such holder under the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents;

(5) provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture;

(6) evidence and provide for the acceptance of an appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(7) conform the text of the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents to any provision of this description of notes to the extent that such provision in this description of notes was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents;

(8) release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee, the Notes or the Indenture in accordance with the applicable provisions of the Indenture;

(9) add Subsidiary Guarantees with respect to the Notes;

(10) add additional Collateral to secure the Notes;

(11) release Liens in favor of the Collateral Agent in the Collateral as provided under “—Collateral—Release”;

(12) comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(13) comply with the rules of any applicable securities depositary; or

(14) provide for the accession or succession of any parties to the Collateral Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement or action that is not prohibited by the Indenture.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid, and all Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation, (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise or (ii) will become due and payable within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal and premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3) the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The Bank of New York Trust Company, N.A. is the Trustee under the Indenture and has been appointed by the Company as Registrar, Paying Agent and Collateral Agent with regard to the Notes. The Bank of New York Trust Company, N.A. is also the trustee for the Company’s 4% convertible subordinated notes due 2026 and the exchange agent for the exchange offer. The Trustee or its affiliates may also provide other services to the Company or its Restricted Subsidiaries in the ordinary course of its business. The Indenture contains certain limitations on the rights of the Trustee, if it or any of its affiliates is then a creditor of the Company or a Restricted Subsidiary, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The Trustee and its affiliates will be permitted to engage in other transactions with the Company and the Restricted Subsidiaries. However, if the Trustee or any of its affiliates continues to have any conflicting interest and a default occurs with respect to the Notes, the Trustee must eliminate such conflict or resign.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such

Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any property, plant, equipment or other asset (excluding current assets) to be used by the Company or a Restricted Subsidiary in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary;

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; or

(4) Investments in the Notes; provided that any such Investment must be at a price equal to or greater than 100% of the principal amount of the Notes plus accrued and unpaid interest to the date of such Investment;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of “—Certain Covenants—Limitation on Affiliate Transactions”, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (provided that (i) the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the covenants described under “—Change of Control” and “—Certain Covenants—Merger and Consolidation” and (ii) the disposition of all the Voting Stock of or all or substantially all of the assets of any Subsidiary Guarantor will be governed by the covenants described under “—Certain Covenants—Limitation on Sale of Capital Stock of Restricted Subsidiaries” and “—Certain Covenants—Merger and Consolidation”).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) dispositions of assets in any single transaction or series of related transactions that involves assets having an aggregate fair market value of no greater than $3.0 million in any fiscal year;

(2) a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity); provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor, and provided further that in the case of a sale of Collateral, the transferee shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the transferee, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(3) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary (other than a Receivables Entity); provided that in the case of an issuance by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor;

(4) a disposition of inventory in the ordinary course of business;

(5) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(6) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(7) a disposition in the ordinary course of business of obsolete, worn out or damaged equipment or assets that are no longer needed for use in the business of the Company and its Restricted Subsidiaries as determined in good faith by the Company;

(8) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(9) the sale of assets upon the foreclosure of a lien;

(10) the sale of Cash Equivalents and Marketable Securities in the ordinary course of business;

(11) the sale of Capital Stock of Skyworks Solutions, Inc. and the use of proceeds therefrom;

(12) a transaction or series of related transactions that results in a Change of Control;

(13) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(14) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(15) transactions permitted under “—Certain Covenants—Merger and Consolidation”;

(16) for purposes of “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to “—Certain Covenants—Limitation on Restricted Payments”; and

(17) an Asset Swap effected in compliance with “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”.

“Asset Swap” means a concurrent purchase and sale or exchange of Related Business Assets between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”; and provided, further, that cross-licensing and similar arrangements with respect to intellectual property shall not be an Asset Swap.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations”.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means: (1) in the case of a corporation or a company, corporate stock or shares; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, in each case, including any rights to purchase, warrants, options or similar interest with regard to the foregoing, but excluding any debt securities convertible into such Capital Stock.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States or any enterprise sponsored by the United States Government (including Federal Farm Credit Bank, Federal Home Loan Bank, Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, and Student Loan Marketing Association); provided that the full faith and credit of the United States is pledged in support the payment of principal and interest thereof;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc.;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, bankers’ acceptances or other obligations of commercial banks the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A-2” or equivalent thereof by Moody’s Investors Service, Inc.;

(4) repurchase obligations which (a) have a term of not more than twenty-eight days, (b) are for underlying securities of the types described in clauses (1), (2) and (3), (c) are for securities which are market-priced greater than the invested amount at the time of purchase (by a minimum of 102%), (d) are entered into with (i) any bank meeting the qualifications specified in clause (3) above or (ii) financial institutions that have been elected Primary Government Securities Dealers by the Market Reports Division of the Federal Reserve Bank of New York;

(5) commercial paper and other short-term, unsecured promissory notes issued by corporations or financial institutions including but not limited to Master Notes, Medium- Term Notes, Deposit Notes, Eurodollar Notes and Yankee Notes and bonds, in each case, having a short-term rating of at least “A-1” by Standard & Poor’s Ratings Group, Inc., or “P-1” by Moody’s Investors Service, Inc. and a long-term debt rating of at least an “A-2” by Moody’s Investors Service, Inc. or “A” by Standard & Poor’s Ratings Group, Inc.;

(6) shares of an open-end investment company registered under the Investment Company Act of 1940, as amended, provided that the company (a) complies with the SEC regulations under 2a-7 and maintains a constant net asset value, offers daily liquidity, and (b) has an average weighted maturity that does not exceed 90 days;

(7) simple or straight floating rate securities which (a) are rated at least “A-2” by Moody’s Investors Service, Inc. or “A” by Standard & Poor’s Ratings Group, Inc. or equivalent, (b) have interest rates linked to a well-recognized money market index such as the 3-month Treasury Bill, LIBOR, Prime Rate, 11th District Cost of Funds (COFI), Commercial Paper, or Federal Funds, and (c) have coupon resets weekly, monthly, quarterly or semi-annually; and

(8) Asset-Backed Securities which (a) have a weighted average life of 2.0 years of less and (b) are rated at least “Aa2” by Moody’s Investors Service, Inc. and “AA” by Standard & Poor’s Ratings Group, Inc.;

provided, that, the consolidated portfolio of Cash Equivalents shall (a) have a minimum weighted average portfolio quality of at least “Aa2” by Moody’s Investors Service, Inc. and “AA” by Standard & Poor’s Ratings Group, Inc., (b) have both a weighted average maturity and weighted average modified duration of 1.0 year or less, (c) except for Investments referred to in clause (1) above, have no more than 5.0% of the portfolio’s market value at any time invested in any one issuer, (c) have no individual Investments with a stated maturity that exceeds 2.0 years at any time, and (d) have no Investments referred to in clause (6) with a market value at any time that exceeds 5% of the total assets of the investment company or money market fund involved (as set forth in the most recent report furnished to the Company by such investment company or money market fund).

“Change of Control” means:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes pursuant to the Collateral Documents.

“Collateral Accounts” means any deposit or securities account in which the Trustee or the Collateral Agent has a perfected security interest (including any general cash management account of the Company or its Restricted Subsidiaries in which the Trustee or the Collateral Agent has such a perfected security interest) that is free from all other Liens and includes all cash and Cash Equivalents received by the Trustee or the Collateral Agent from Asset Dispositions of Collateral, Recovery Events, Asset Swaps involving the transfer of Collateral, foreclosures on or sales of Collateral, any issuance of Additional Notes or any other awards or proceeds pursuant to the Collateral Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Collateral Documents, and interest earned thereon.

“Collateral Agent” means The Bank of New York Trust Company, N.A., acting as the collateral agent under the Collateral Documents.

“Collateral Documents” means the mortgages, deeds of trust, deeds to secure debt, security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to the Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the holders of the Notes and the Trustee or notice of such pledge, assignment or grant is given.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Conexant USA” means Conexant USA LLC, a Delaware limited liability company.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense; plus

(2) Consolidated Income Taxes; plus

(3) consolidated depreciation expense; plus

(4) consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets”; plus

(5) cash received for non-cash items that reduced Consolidated EBITDA in any prior period; less

(6) cash paid for non-cash items that increased Consolidated EBITDA in any prior period; plus

(7) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); less

(8) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period); plus

(9) the one-time payment of $70 million for the settlement of the Company’s litigation with Texas Instruments Incorporated in May 2006.

“Consolidated Income Taxes” means the amount of tax expense reflected in the Company’s consolidated income statement prepared in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3) paid-in-kind interest, discount notes or comparable interest expense items;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6) net costs associated with Hedging Obligations (including amortization of fees); provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9) Receivables Fees; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any extraordinary gain or loss (determined in accordance with GAAP); and

(5) the cumulative effect of a change in accounting principles.

“Consolidated Net Tangible Assets” means total consolidated assets of the Company and its Restricted Subsidiaries determined in accordance with GAAP (less accumulated depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) after deducting therefrom (1) all current liabilities; (2) any item representing an Investment in an Unrestricted Subsidiary or any other Person (other than the Company or a Restricted Subsidiary); (3) the Investment of any other Person representing Capital Stock in a Restricted Subsidiary to the extent of such Investment; and (4) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and the Restricted Subsidiaries and determined in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors then still in office or with the approval of a majority of Directors whose election was previously so approved.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Determination Date” will be, with respect to an Interest Period, the second London Banking Day preceding the first day of the Interest Period.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”; and, provided further, that if Capital Stock is issued to any plan for the benefit of employees of a Person or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Equity Offering” means an offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles

Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and are not callable or redeemable at the option of the issuer thereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 90 days of Incurrence);

(4) Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(5) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock;

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(10) to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

Notwithstanding the foregoing, “Indebtedness” shall not include:

(1) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money;

(2) deferred or prepaid revenues;

(3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller;

(4) any obligations to make progress or incentive payments or risk money payments under any contract to the extent not overdue by more than 90 days;

(5) the effects of SFAS No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness;

(6) advance payments by customers in the ordinary course of business for services or products to be provided or delivered in the future; or

(7) deferred taxes.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date; provided that the first Interest Period with respect to the old notes commenced on and included November 13, 2006 and ended on and included February 14, 2007, and with respect to the new notes will commence on and include February 15, 2007 and end on and include May 14, 2007.

“Interest Rate Agreement” means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company or securities convertible, exchangeable or exercisable solely for Common Stock of the Company.

For purposes of “—Certain Covenants—Limitation on Restricted Payments”,

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means November 13, 2006.

“Jazz” means Jazz Semiconductor, Inc., a Delaware corporation.

“LIBOR”, with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, after consultation with the Company, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, after consultation with the Company, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, then the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Marketable Securities” means marketable securities (other than Capital Stock) as shown on the Company’s consolidated balance sheet prepared in accordance with GAAP.

“Material Restricted Subsidiary” means any Domestic Subsidiary that would constitute a Significant Subsidiary, except that for purposes of the Indenture, the 10% threshold in Article 1, Rule 1-02 of Regulation S-X will be deemed to be 5%.

“Mindspeed” means Mindspeed Technologies, Inc., a Delaware corporation.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Available Cash” from an Asset Disposition, Recovery Event or Asset Swap means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Award” means any awards or proceeds in respect of any condemnation or other eminent domain proceeding relating to any Collateral deposited in a Collateral Accounts pursuant to the Collateral Documents.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Insurance Proceeds” means any awards or proceeds in respect of any casualty insurance or title insurance claim relating to any Collateral deposited in a Collateral Account pursuant to the Collateral Documents.

“Newport Beach Property” means the real property and improvements owned by the Company in Newport Beach, California located at 4311-4321 Jamboree Road.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Investment” means with respect to the Company or any Restricted Subsidiary:

(1) Investments in the Company or a Restricted Subsidiary (other than a Receivables Entity);

(2) cash, Cash Equivalents and Marketable Securities;

(3) Investments in another Person if as a result of such Investment:

(a) such other Person becomes a Restricted Subsidiary; or

(b) such other person is merged, consolidated or amalgamated with or into, or in one or a series of related transactions transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (other than a Receivables Entity);

provided, however, in either case, that such Person’s primary business is a Related Business;

(4) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(5) Investments in existence on the Issue Date;

(6) Investments to the extent made in exchange for the issuance of Capital Stock of the Company (other than Disqualified Stock);

(7) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were Incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8) advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred, and loans and advances made in settlement of such accounts receivable, all in the ordinary course of business;

(9) Hedging Obligations Incurred in compliance with “—Certain Covenants—Limitation on Indebtedness”;

(10) Investments acquired by the Company or any Restricted Subsidiary as a result of a foreclosure by the Company or any such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11) Guarantees issued in accordance with “—Certain Covenants—Limitation on Indebtedness”;

(12) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices in an aggregate amount not in excess of $10.0 million with respect to all loans or advances at any time outstanding; provided, however, that the Company and its Subsidiaries shall comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to the provision of such loans and advances;

(13) Investments in the Notes;

(14) any Investment consisting of the contribution of intellectual property;

(15) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (15), in an aggregate amount at the time of such Investment not to exceed $25.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(16) Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(17) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(18) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(19) any Asset Swap made in accordance with “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”; and

(20) any Investment consisting of the contribution of the Newport Beach Property to any Person; provided that the consideration received by the Company (whether cash or non-cash) in return for such contribution is not less than the fair market value (as evidenced by a resolution of the Board of Directors of the Company) of the Newport Beach Property.

“Permitted Liens” means, with respect to any Person:

(1) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

(2) Liens securing Indebtedness or other obligations of a Restricted Subsidiary (other than a Subsidiary Guarantor) owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(4) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(5) Liens arising in the ordinary course of business (a) to secure payments of workers’ compensation, unemployment insurance, pension or other social security or retirement benefits, or to secure the performance of bids, tenders, leases, progress payments, contracts (other than for the payment of money) or to secure public or statutory obligations of the Company or any Restricted Subsidiary, or to

secure surety, judgment or appeal bonds, performance bonds, bids, trade contracts or other obligations of a like nature incurred in the ordinary course of business to which the Company or any Restricted Subsidiary is a party, (b) imposed by law dealing with materialmen’s, mechanics’, workmen’s, repairmen’s, warehousemen’s, landlords’, vendors’ or carriers’ liens created by law, or deposits or pledges that are not yet due or, if due, the validity of which is being contested in good faith by the Company or any Restricted Subsidiary by appropriate proceedings promptly instituted and diligently conducted and against which the Company has established appropriate reserves in accordance with GAAP and (c) similar Liens that are imposed by applicable law;

(6) Liens arising out of conditional sale, retention, consignment or similar arrangements, incurred in the ordinary course of business, for the sale of goods;

(7) Liens required by any contract or statute in order to permit the Company or a Restricted Subsidiary to perform any contract or subcontract made by, with or at the request of the United States or any state, or any department, agency, instrumentality or political subdivision of any of the foregoing or the District of Columbia;

(8) Liens for taxes, assessments, fees or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(9) judgment Liens not giving rise to an Event of Default;

(10) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (3), (4), (16) and (23) of this definition, provided that (a) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder and (b) any such Lien is no less favorable to the holders of the Notes and is no more favorable to the lienholder with respect to such Lien than the Lien in respect of the Indebtedness being refinanced;

(11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(12) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business, including Liens on cash or Cash Equivalents deposited in banks and similar accounts to secure such letters of credit, surety or performance bonds or bankers’ acceptances; provided, however, that if and to the extent such bond, letter of credit or bank guarantee is drawn upon, such drawing is reimbursed no later than the 30th Business Day following a demand for reimbursement following payment on the bond, letter of credit or bank guarantee;

(13) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(14) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15) Liens, not in respect of Indebtedness, arising from Uniform Commercial Code financing statements for informational purposes with respect to operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business and not otherwise prohibited by the Indenture;

(16) Liens for the purpose of securing Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance all or any part of the purchase price or cost of construction or improvement of assets or property (other than Capital Stock or other Investments) acquired, constructed or improved in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b) such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers other than in connection with financing premiums;

(18) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

(19) any interest or title of a lessor or lessee or sublessor or sublessee under any operating lease entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(21) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(22) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(23) Liens securing the Notes (and any Additional Notes issued pursuant to, and in accordance with, the terms of the Indenture) and Subsidiary Guarantees or any obligations owing to the Trustee or the Collateral Agent under the Indenture or the Collateral Documents;

(24) Liens on property of the Company or any Restricted Subsidiary that are the subject of a Sale/Leaseback Transaction securing Attributable Indebtedness Incurred in connection with such Sale/Leaseback Transaction; provided that the Net Available Cash from such Sale/Leaseback Transaction is applied in accordance with “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(25) Liens created in substitution of or as replacements for any Liens permitted pursuant to this definition; provided, however, that, based on a good faith determination of an Officer of the Company, the fair market value of the assets encumbered under any such substitute or replacement Lien is not greater than the fair market value of the assets encumbered by the otherwise Permitted Lien which is being replaced;

(26) Liens securing cash to be used in the ordinary course of business in an aggregate amount at any one time not to exceed $25.0 million; and

(27) Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $15.0 million.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means (a) any transaction relating to the Credit and Security Agreement dated as of November 29, 2005 by and between Conexant USA and Wachovia Bank, National Association, as in effect from time to time and (b) any other transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitization involving Receivables.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account”, “chattel paper”, “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means (a) Conexant USA and (b) any other Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which, in the case of any Person other than Conexant USA, is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees, commissions, yields or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Recovery Event” means any event, occurrence, claim or proceeding that results in any Net Award or Net Insurance Proceeds being deposited into a Collateral Accounts pursuant to the Collateral Documents.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”, “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(5) if the Indebtedness being refinanced is secured, the Lien securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured is no less favorable to the holders of the Notes and is no more favorable to the lienholder with respect to such Lien than the Lien in respect of the Indebtedness being refinanced.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the Issue Date by and among the Company, the Subsidiary Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

“Related Business” means any business which is the same as or related, ancillary or complementary to, or a reasonable extension of, any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date, including the development of any of its assets.

“Related Business Assets” means assets used or useful in a Related Business.

“Representative Amount” means a principal amount of not less than $1.0 million for a single transaction in the relevant market at the relevant time.

“Restoration” has the meaning ascribed to it in the applicable Collateral Document.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any properties or assets of the Company and/or such Restricted Subsidiary (except for leases between the Company and any Restricted Subsidiary, or between Restricted Subsidiaries), which properties or assets have been or are to be sold or transferred by the Company or such Restricted Subsidiary to such Person and as to which the Company or such Restricted Subsidiary takes back a lease of such properties or assets.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Subsidiary that satisfies the criteria for a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any date on which the payment of principal of such security is due and payable as a result of any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person at any date means:

(1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which ownership interests representing more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustee of the corporation, association or other business entity is at the time owned by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantor” means each of Conexant, Inc., Brooktree Broadband Holding, Inc. and Ficon Technology, Inc.; provided that upon release or discharge of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Subsidiary Guarantor.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of the Company in such Subsidiary complies with “—Certain Covenants—Limitation on Restricted Payments”;

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Certain Covenants—Limitation on Indebtedness” covenant on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material United States federal income tax consequences relevant to holders arising from the exchange offer, but does not purport to be a complete analysis of all potential tax effects. Except as otherwise expressly provided, the remainder of this discussion generally refers to the old notes and the new notes as the “notes”. Except where noted, this summary deals only with notes held as capital assets by a holder who acquired the notes upon their original issuance at their initial offering price and does not represent a detailed description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income or estate tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a “U.S. holder” (as defined below) whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”;

•	a U.S. expatriate; or

•	in certain circumstances, a former citizen or long-term resident of the United States.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.

For purposes of this discussion, a U.S. holder is a beneficial owner of a note that is:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a note (other than a partnership) that is not a U.S. holder.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership that holds notes, or a partner of such a partnership, you should consult your own tax advisors.

IF YOU ARE CONSIDERING EXCHANGING YOUR OLD NOTES FOR NEW NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO YOU OF THE EXCHANGE, AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

Exchange Offer

The exchange of the old notes for the new notes will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, (1) a U.S. holder will not recognize a taxable gain or loss as a result of exchanging such holder’s notes; (2) the holding period of the new notes will include the holding period of the old notes exchanged therefor; and (3) the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

U.S. Holders

The following discussion is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes.

Effect of Certain Contingencies

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. For example, we may be obligated to pay additional amounts in excess of stated interest on the notes as a result of a certain optional redemptions. According to Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. holder recognizes and will not cause the notes to be contingent payment debt instruments if there is only a remote or incidental chance as of the date the notes were issued that such payments will be made. We intend to take the position that (and this discussion assumes) such payments are remote or incidental contingencies. Our determination that these contingencies are remote or incidental is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the Internal Revenue Service and if the Internal Revenue Service were to challenge this determination, a U.S. holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. holder. If any such amounts are in fact paid, U.S. holders will be required to recognize such amounts as income. The remainder of this summary assumes the notes are not contingent payment debt instruments.

Payment of Interest

Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Sale, Exchange, Redemption, or other Disposition of Notes

You will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized (less accrued but unpaid interest which will be taxable as such to the extent not previously included in income) upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale of a note paid to you unless you are an exempt recipient such as a corporation. A backup withholding tax (currently at a rate of 28%) may apply to those payments if you fail to provide your taxpayer identification number, or certification of foreign or other exempt status, or if you fail to report in full interest and dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

The following is a summary of the material U.S. federal income and estate tax consequences that will apply to you if you are a non-U.S. holder of notes.

Effect of Certain Contingencies

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the notes. As discussed above under “—U.S. Holders—Effect of Certain Contingencies”, we do not intend to treat the notes as contingent payment debt instruments. If any such amounts are in fact paid, such payments may be treated as interest subject to the rules described below or as other income subject to a 30% U.S. federal withholding tax. A non-U.S. holder that is subject to the withholding tax on payments in excess of stated interest or principal on the notes should consult its own tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax.

Payment of Interest

The 30% U.S. federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest rule” provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us, directly or indirectly, through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an Internal Revenue Service Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:

•	Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above are satisfied) generally in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Sale, Exchange, Redemption or Other Disposition of Notes

Any gain realized upon the sale, exchange, redemption or other disposition of a note generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States (and, if a tax treaty applies, is attributable to a U.S. permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or lower applicable income tax treaty rate). If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisors regarding the tax consequences of the acquisition, ownership and disposition of the notes.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on notes held by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “—Non-U.S. Holders—Payment of Interest” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

Generally, we must report to the Internal Revenue Service and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the fifth bullet point under “—Non-U.S. Holders—Payment of Interest”.

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

If you want to participate in the exchange offer you must represent, among other things, that:

•	you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

•	you are not an “affiliate”, as defined in Rule 405 under the Securities Act, of ours; and

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the new notes issued to you in the exchange offer.

If you are unable to make the above representations, you are a “restricted holder”. A restricted holder will not be able to participate in the exchange offer and may only sell its old notes under a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the securities laws, or under an exemption from the registration requirements of the Securities Act.

If you are a broker-dealer who holds old notes that were acquired for your own account as a result of market-marking activities or other trading activities, you may exchange your old notes for new notes in the exchange offer. As a broker-dealer, you may be deemed to be an “underwriter” within the meaning of the Securities Act, and, consequently, you must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes you receive in the exchange offer.

Each participating broker-dealer is required to acknowledge in the letter of transmittal that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of the new notes. We have agreed that, for a period of 180 days after the last exchange date, we will use our commercially reasonable efforts to:

•	keep the exchange offer registration statement continuously effective, supplemented and amended as required by the registration rights agreement to the extent necessary to ensure that it is available for resale of new notes received in exchange for old notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities;

•	ensure that the exchange offer registration statement conforms with the requirements of the registration rights agreement, the Securities Act and the rules and regulations of the SEC as announced from time to time; and

•	make this prospectus available to participating broker-dealers for use in connection with any resale of new notes received in the exchange offer.

During this period of time, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market-making or other trading activities.

Based on interpretations by the staff of the SEC, we believe that new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by their holder, other than a participating broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by participating broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market,

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of methods of resale.

The new notes may be sold from time to time:

•	at market prices prevailing at the time of resale, at prices related to prevailing market prices; or

•	at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any participating broker-dealer and/or the purchasers of any new notes.

Any participating broker-dealer that resells new notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the new notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

LEGAL MATTERS

The validity of the new notes and the related subsidiary guarantees of Conexant, Inc. and Brooktree Broadband Holding, Inc. will be passed upon for us by Chadbourne & Parke LLP. The validity of the subsidiary guarantee of Ficon Technology, Inc. will be passed upon for us by Harshad R. Vaidya, Esq., Assistant General Counsel of the Company, with respect to matters of New Jersey state law.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended September 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-based Payment”, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information that we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding registrants (including us) that file electronically with the SEC (www.sec.gov). Our Internet site is www.conexant.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information that we file in the future with the SEC automatically will update and supersede earlier information in or incorporated by reference in this prospectus.

We incorporate by reference the documents listed below and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the new notes (other than filings or portions of filings that are furnished, under applicable SEC rules, rather than filed):

•	Our Annual Report on Form 10-K for the fiscal year ended September 29, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 29, 2006; and

•	Our Current Reports on Form 8-K filed on October 2, 2006, October 27, 2006, November 9, 2006, November 16, 2006, November 20, 2006, November 30, 2006, February 15, 2007 and February 21, 2007.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. NEITHER THE MAKING OF THE EXCHANGE OFFER PURSUANT TO THIS PROSPECTUS NOR THE ACCEPTANCE OF OLD NOTES FOR TENDER OR EXCHANGE PURSUANT THERETO SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

Each broker-dealer who holds old notes acquired for its own account as a result of market-making or other trading activities and who receives new notes for its own account in exchange for old notes pursuant to the exchange offer must deliver a copy of this prospectus in connection with any resale of new notes.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to certain limitations. Our restated certificate of incorporation provides that our directors are not liable to Conexant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Conexant or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (4) for any transaction from which a director derived an improper personal benefit.

The Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents subject to certain limitations. Our by-laws and the appendix thereto provide for the indemnification of our directors, officers, employees and agents to the extent permitted by Delaware law. Our directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act. We have entered into indemnity agreements with our directors and certain officers whereby we have agreed to indemnify the directors and officers to the extent permitted by Delaware law.

Item 21.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit
No.

3.1	Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3-a-1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated herein by reference.
3.2	Amended By-Laws of the Company, filed as Exhibit 3.(ii) to the Company’s Current Report on Form 8-K dated February 28, 2005, is incorporated herein by reference.
3.3	Certificate of Incorporation of Conexant, Inc.
3.4	Amended By-Laws of Conexant, Inc.
3.5	Certificate of Incorporation of Brooktree Broadband Holding, Inc.
3.6	By-Laws of Brooktree Broadband Holding, Inc.
3.7	Restated Certificate of Incorporation of Ficon Technology, Inc.
3.8	By-Laws of Ficon Technology, Inc.
4.1	Rights Agreement dated as of November 30, 1998 by and between the Company and Mellon Investor Services LLC (formerly ChaseMellon Shareowner Services, L.L.C.), as rights agent, filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-8 (Registration No. 333-68755), is incorporated herein by reference.
4.2	First Amendment to Rights Agreement, dated as of December 9, 1999, filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, is incorporated herein by reference.
4.3	Indenture dated as of November 13, 2006 among the Company, the subsidiary guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee, including the forms of the Company’s Floating Rate Senior Secured Notes due 2010 attached as Exhibits A and B thereto, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated November 16, 2006, is incorporated herein by reference.
4.4	Registration Rights Agreement dated as of November 13, 2006 by and among the Company, the subsidiary guarantors party thereto and J.P. Morgan Securities, Inc., on behalf of the initial purchasers, filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K dated November 16, 2006, is incorporated herein by reference.
4.5	Form of New Note, contained in Exhibit B to the Indenture, filed as Exhibit 4.3 to this registration statement.
5.1	Opinion of Chadbourne & Parke LLP.
5.2	Opinion of Harshad R. Vaidya, Esq., Assistant General Counsel of the Company.
8	Opinion of Chadbourne & Parke LLP regarding tax matters.

Exhibit
No.

12	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consents of Chadbourne & Parke LLP, contained in its opinions filed as Exhibits 5.1 and 8 to this registration statement.
23.3	Consent of Harshad R. Vaidya, Esq., Assistant General Counsel of the Company, contained in his opinion filed as Exhibit 5.2 to this registration statement.
24.1	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of the Company.
24.2	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of Conexant, Inc.
24.3	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of Brooktree Broadband Holding, Inc.
24.4	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of Ficon Technology, Inc.
25	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Registered Holders and Depository Trust Company Participants (including the form of Letter to Clients).
99.4	Form of Letter to Holders.

(b) Financial Statement Schedules

All other schedules for which provisions are made in the applicable accounting regulations of the Securities and Exchange Commission are not required or are inapplicable and therefore have been omitted, or the required information has been incorporated by reference herein or disclosed in the financial statements which form a part of this registration statement.

(c) Report, Opinion or Appraisal

None.

Item 22.	Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report of Conexant Systems, Inc. pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) Each of the undersigned registrants hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 26th day of February, 2007.

CONEXANT SYSTEMS, INC.
          (registrant)

By:	/s/ Dennis E. O’Reilly
(Dennis E. O’Reilly, Senior Vice
President, Chief Legal Officer and Secretary)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 26th day of February, 2007 by the following persons in the capacities indicated:

Signature		Title

Dwight W. Decker*		Chairman of the Board of Directors andChief Executive Officer(principal executive officer)

Donald R. Beall*		Director

Steven J. Bilodeau*		Director

F. Craig Farrill*		Director

Balakrishnan S. Iyer*		Director

John W. Marren*		Director

D. Scott Mercer*		Director

Jerre L. Stead*		Director

Giuseppe Zocco*		Director

J. Scott Blouin*		Senior Vice President and Chief Financial Officer(principal financial and accounting officer)

*By:	/s/ Dennis E. O’Reilly (Dennis E. O’Reilly, Attorney-in-fact)**

**	By authority of the powers of attorney filed as Exhibit 24.1 to this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 26th day of February, 2007.

CONEXANT, INC.
  (co-registrant)

By:	/s/ Dennis E. O’Reilly
(Dennis E. O’Reilly, Vice President
and Secretary)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 26th day of February, 2007 by the following persons in the capacities indicated:

Signature		Title

J. Scott Blouin*		President (principal executive officer) and Director

Dennis E. O’Reilly*		Director

Kerry K. Petry*		Chief Financial Officer and Treasurer (principal financial and accounting officer) and Director

*By:	/s/ Dennis E. O’Reilly (Dennis E. O’Reilly, Attorney-in-fact)**

**	By authority of the powers of attorney filed as Exhibit 24.2 to this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 26th day of February, 2007.

BROOKTREE BROADBAND HOLDING, INC.
               (co-registrant)

By:	/s/ Dennis E. O’Reilly
(Dennis E. O’Reilly, Vice President
and Secretary)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 26th day of February, 2007 by the following persons in the capacities indicated:

Signature		Title

Dennis E. O’Reilly*		President, Chief Executive Officer and Chief Financial Officer (principal executive, financial and accounting officer) and Director

Jasmina Theodore Boulanger*		Director

Kerry K. Petry*		Treasurer and Director

*By:	/s/ Dennis E. O’Reilly (Dennis E. O’Reilly, Attorney-in-fact)**

**	By authority of the powers of attorney filed as Exhibit 24.3 to this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 26th day of February, 2007.

FICON TECHNOLOGY, INC.
       (co-registrant)

By:	/s/ Dennis E. O’Reilly
(Dennis E. O’Reilly, Vice President
and Secretary)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 26th day of February, 2007 by the following persons in the capacities indicated:

Signature		Title

J. Scott Blouin*		President (principal executive officer) and Director

Dennis E. O’Reilly*		Director

Kerry K. Petry*		Chief Financial Officer and Treasurer (principal financial and accounting officer) and Director

*By:	/s/ Dennis E. O’Reilly (Dennis E. O’Reilly, Attorney-in-fact)**

**	By authority of the powers of attorney filed as Exhibit 24.4 to this Registration Statement.

EXHIBIT INDEX

Exhibit
No.

3.1	Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3-a-1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated herein by reference.
3.2	Amended By-Laws of the Company, filed as Exhibit 3.(ii) to the Company’s Current Report on Form 8-K dated February 28, 2005, is incorporated herein by reference.
3.3	Certificate of Incorporation of Conexant, Inc.
3.4	Amended By-Laws of Conexant, Inc.
3.5	Certificate of Incorporation of Brooktree Broadband Holding, Inc.
3.6	By-Laws of Brooktree Broadband Holding, Inc.
3.7	Restated Certificate of Incorporation of Ficon Technology, Inc.
3.8	By-Laws of Ficon Technology, Inc.
4.1	Rights Agreement dated as of November 30, 1998 by and between the Company and Mellon Investor Services LLC (formerly ChaseMellon Shareowner Services, L.L.C.), as rights agent, filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-8 (Registration No. 333-68755), is incorporated herein by reference.
4.2	First Amendment to Rights Agreement, dated as of December 9, 1999, filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, is incorporated herein by reference.
4.3	Indenture dated as of November 13, 2006 among the Company, the subsidiary guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee, including the forms of the Company’s Floating Rate Senior Secured Notes due 2010 attached as Exhibits A and B thereto, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated November 16, 2006, is incorporated herein by reference.
4.4	Registration Rights Agreement dated as of November 13, 2006 by and among the Company, the subsidiary guarantors party thereto and J.P. Morgan Securities, Inc., on behalf of the initial purchasers, filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K dated November 16, 2006, is incorporated herein by reference.
4.5	Form of New Note, contained in Exhibit B to the Indenture, filed as Exhibit 4.3 to this registration statement.
5.1	Opinion of Chadbourne & Parke LLP.
5.2	Opinion of Harshad R. Vaidya, Esq., Assistant General Counsel of the Company.
8	Opinion of Chadbourne & Parke LLP regarding tax matters.
12	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consents of Chadbourne & Parke LLP, contained in its opinions filed as Exhibits 5.1 and 8 to this registration statement.
23.3	Consent of Harshad R. Vaidya, Esq., Assistant General Counsel of the Company, contained in his opinion filed as Exhibit 5.2 to this registration statement.
24.1	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of the Company.
24.2	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of Conexant, Inc.
24.3	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of Brooktree Broadband Holding, Inc.
24.4	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of Ficon Technology, Inc.
25	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Registered Holders and Depository Trust Company Participants (including the form of Letter to Clients).
99.4	Form of Letter to Holders.